                       SECURITIES AND EXCHANGE COMMISSION
                            Washington, D.C.  20549

                                 SCHEDULE 13D

                   Under the Securities Exchange Act of 1934
                               (Amendment No. 2)

                       Morgan Stanley Dean Witter & Co.
                       -------------------------------
                               (Name of Issuer)

                         Common Stock, $.01 par value
                         -----------------------------
                        (Title of Class of Securities)

                                   617446448
                                  ----------
                                (CUSIP Number)

                          Christine A. Edwards, Esq.
                           Executive Vice President,
                       Chief Legal Officer and Secretary
                       Morgan Stanley Dean Witter & Co.
                                 1585 Broadway
                              New York, NY  10036
                                (212) 761-4000

            -------------------------------------------------------
           (Name, Address and Telephone Number of Person Authorized
                    to Receive Notices and Communications)



                                January 2, 1999

            -------------------------------------------------------
            (Date of Event Which Requires Filing of this Statement)

If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(b)(3) or (4), check the following box: [_]

                            ----------------------
                                SCHEDULE    13D
                            ----------------------


-----------------------------------          -----------------------------------
       CUSIP No. 617446448
-----------------------------------          -----------------------------------

--------------------------------------------------------------------------------
1.    NAME OF REPORTING PERSON
      S.S. or I.R.S. IDENTIFICATION NUMBER OF ABOVE PERSON
      Each of the persons described on Appendix A.
--------------------------------------------------------------------------------
2.    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
      (a) [X]             (b) [ ]
      (Applies to each person listed on Appendix A)
--------------------------------------------------------------------------------
3.    SEC USE ONLY


--------------------------------------------------------------------------------
4.    SOURCE OF FUNDS*
      00  (Applies to each person listed on Appendix A)

--------------------------------------------------------------------------------
5.    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED
      PURSUANT TO ITEM 2(d) OR 2(e)
      (Applies to each person listed on Appendix A) [ ]
--------------------------------------------------------------------------------
6.    CITIZENSHIP OR PLACE OF ORGANIZATION
      As stated on Appendix A
--------------------------------------------------------------------------------

  Number of       7.  SOLE VOTING POWER
   Shares             less than 1% (Applies to each person listed on Appendix A)
 Beneficially     --------------------------------------------------------------
   Owned by       8.  SHARED VOTING POWER
    Each              93,573,413 (Applies to each person listed on Appendix A)
  Reporting       --------------------------------------------------------------
   Person         9.  SOLE DISPOSITIVE POWER
    With              Less than 1% (Applies to each person listed on Appendix A)
                  --------------------------------------------------------------
                  10. SHARED DISPOSITIVE POWER
--------------------------------------------------------------------------------
11.   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
          As stated on Appendix A.
--------------------------------------------------------------------------------
12.   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES
      CERTAIN SHARES*
      (Applies to each person listed on Appendix A) [ ]
--------------------------------------------------------------------------------
13.   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)
          As stated on Appendix A.
--------------------------------------------------------------------------------
14.   TYPE OF REPORTING PERSON
         IN (Applies to each person listed on Appendix A)
--------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Aaron, Debra M.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Aaron, Paul R.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Aaronson, Paul R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Abbattista, Corrado                            Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Abdel-Meguid, Tarek                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Abe, Mitsuhiro                                 Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Abramovitz, Debra                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Achkar, Habib P.                              France             93,574,355                15.64%
----------------------------------------------------------------------------------------------------------
Ackerman, Michael D.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ackerman, Warren                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Adachi, Hiroaki                                Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Adair, Barry L.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Adams, John                                United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Adams, Charles S.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Adams, Nicholas                           United Kingdom         93,574,112                15.64%
----------------------------------------------------------------------------------------------------------
Adelman, Lawrence                          United States         93,633,233                15.65%
----------------------------------------------------------------------------------------------------------
Adelman, David J.                          United States         93,579,308                15.64%
----------------------------------------------------------------------------------------------------------
Adelman, Robert B.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Adeson, Kevin M.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ahmed, Adnan O.                              Pakistan            93,573,578                15.64%
----------------------------------------------------------------------------------------------------------
Ahmed, Anwaar                                  Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ahmed, Shakil W.                            Bangladesh           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Aiello, Paul F.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ainsworth, David N.                       United Kingdom         93,574,143                15.64%
----------------------------------------------------------------------------------------------------------
Aisiks, Ariel M.                             Argentina           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Akers, Suzanne S.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Akhrass, Jameel K.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Albanese,Tommaso Matteo                       Italy              93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Albers, Alexandria J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Albert, Harold G.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Alberti, Christopher                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Albertson, Thomas C.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Alizadeh, Ramin                           United Kingdom         93,573,684                15.64%
----------------------------------------------------------------------------------------------------------
Alkire, John R.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Allery, Stephen A.                        United Kingdom         93,573,924                15.64%
----------------------------------------------------------------------------------------------------------
Allia, John S.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Althoff, Laurence                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Altman, Emily M.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Altomare, Gerald C.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Alvino, Jeffrey S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Anda, Jon A.                               United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Anderson, Stephen J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Anderson, Steven P.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Andrews, John G.                           United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Andrews, Robert C.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Andryc, Philip J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Anfang, Richard L.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Angevine, Robert E.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Annecchino, Jeffrey A.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Antill, Nicholas Paul                      United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Antonioli, Marco Luigi                         Italy             93,574,141                15.64%
----------------------------------------------------------------------------------------------------------
Apostolides, Jim                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Appel, Mark S.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Arata, Patrick J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Arena, David J.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Arenas De Bedmar, Joaquin                      Spain             93,574,568                15.64%
----------------------------------------------------------------------------------------------------------
Argilagos, Francisco J.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Arias, Carlos                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Aricanli, H. Gulnaz                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Armitage, Michael R.                       United Kingdom        93,576,348                15.64%
----------------------------------------------------------------------------------------------------------
Armstrong, Arden C.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Armstrong, R. Michael                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Armstrong, W. David                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Arnold, Caroline L.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Arthur, Douglas M.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ashizawa, Katsushiro                           Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Asprem, Mads Michael                          Denmark            93,573,606                15.64%
----------------------------------------------------------------------------------------------------------
Asteris, Mark Nicholas                     United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Atkins, Charles N.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Atkins, William John                       United Kingdom        93,573,730                15.64%
----------------------------------------------------------------------------------------------------------
Atkinson, Richard N.                       United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Attorri, Gregory J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Atwell, R. Wayne                           United States         93,573,513                15.64%
----------------------------------------------------------------------------------------------------------
Auslander, William S.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Austin, Kimberly L.                        United States         93,573,952                15.64%
----------------------------------------------------------------------------------------------------------
Avery, James B.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Babicke, James D.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bachiller, Francisco                           Spain             93,573,567                15.64%
----------------------------------------------------------------------------------------------------------
Bachynski, Marianne                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bailas, Pavlos                                Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bailham, Mark Michael                      United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Baird, W. Blake                            United States         93,599,416                15.65%
----------------------------------------------------------------------------------------------------------
Bajaj, Arvind                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Baker, Kurt A.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------
Baldwin, Geoffrey D.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Balgarnie, Andrew J.                      United Kingdom        93,575,130                15.64%
----------------------------------------------------------------------------------------------------------
Ball, Adrian                              United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ballantyne, Alastair I.                   United Kingdom        93,576,057                15.64%
----------------------------------------------------------------------------------------------------------
Ballard, David A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bandeen, R. Derek                            Canada             93,583,639                15.64%
----------------------------------------------------------------------------------------------------------
Barancik, Gary S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Barbieri Hermitte, Riccardo                   Italy             93,573,637                15.64%
----------------------------------------------------------------------------------------------------------
Barden, Robert A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bardong, Shawn P.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bardonnet, Emmanuel                          France             93,573,465                15.64%
----------------------------------------------------------------------------------------------------------
Bardwell, Timothy J.                      United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Barker, Francis B.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Barker, Rodney J.                         United Kingdom        93,573,749                15.64%
----------------------------------------------------------------------------------------------------------
Barnett, Phillip S.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Baroudi, Jack J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Barrett, David J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Barrett, Kenneth W.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Barrett, Timothy                          United Kingdom        93,574,643                15.64%
----------------------------------------------------------------------------------------------------------
Barron, Eileen M.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Barron, Timothy R.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bartlett, Michael E.                        Australia           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bartlett, Philip S.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Barton, Jonathan Luke                     United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Basirov, Olga A.                          United Kingdom        93,575,327                15.64%
----------------------------------------------------------------------------------------------------------
Bassini, Roger D.                            Mexico             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bayer, Jerome W.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bearden, David A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bechtel, Karen H.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Beck, Ottmar                                 Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Becker, Dietrich                             Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Becker, Glenn E.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bedell, James M.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Beeson, Lisa E.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Behler, Richard M.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Behnke, Patti                             United States         93,577,650                15.64%
----------------------------------------------------------------------------------------------------------
Bejjani, Ghassan J.                          Lebanon            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Belgrad, Stephen H.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bell, Andrew J.                           United Kingdom        93,573,627                15.64%
----------------------------------------------------------------------------------------------------------
Bell, James J.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bello, Rafael                                Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Benardete, Steven M.                      United States         93,578,363                15.64%
----------------------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Beneke, John                               United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Benet, Lincoln E.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Benincasa, Gabriel A.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bennett, Alexander J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bennett, Thomas L.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bennett, Timothy Michael                   United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bentley, William                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Berchtold, Michael J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bergman, Jerome                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bergmann, Christian V.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bergstein, Seth R.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Berke, Matthew E.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Berler, Matthew K.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bernheim, Carol S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bessette, Lauren G.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Best, Eric P.                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bianco, Frank                              United States         93,574,152                15.64%
----------------------------------------------------------------------------------------------------------
Bibbo, Daniel                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Biert, Gisep                                Switzerland          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bigelow, Ellis                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Biggs, Barton M.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bigman, Theodore R.                           Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bilgore, Bradley Alan                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bilotti, Richard A.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Birnbaum, Jeffrey M.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bischof, Eric T.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bivona, Giuseppe                               Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Black, James C.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Blain, Paul F.                             United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Blair, David H.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Blais, William L.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Blake, Ronald G.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Blandon, Maximo J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Blau, Andrew                               United States         93,575,096                15.64%
----------------------------------------------------------------------------------------------------------
Blaxland, Robert Gregory                   United Kingdom        93,573,747                15.64%
----------------------------------------------------------------------------------------------------------
Blechman, Howard                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bloom, Steven G.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Blum, Jon E.                               United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Blumstein, Michael W.                      United States         93,573,613                15.64%
----------------------------------------------------------------------------------------------------------
Bodenchak, Frank L.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bodson, Michael C.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Boggs, E. Clayton                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Bohart, Stuart H.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Boiarsky, Robert                           United States         93,573,957                15.64%
----------------------------------------------------------------------------------------------------------
Boles, Ernest                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bonafide, Robert M.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bondurant, Scott                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Booker, Marilyn F.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Boon, Richard James                        New Zealand           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bopp, Walter S.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Borosh, David A.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Borsani, Paolo                                 Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bosco, Anthony B.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bosshard, Martin Urs                       Switzerland           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Boublik, Michael J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bouyoucos, Peter J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bovich, Francine J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bowman, James R.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Boyd, Rupert J.                            United Kingdom        93,574,416                15.64%
----------------------------------------------------------------------------------------------------------
Boyer, Amy A.                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Boyle, Geraldine T.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Boyne, James                               United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Boyne, Paul Gerard                            Ireland            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Braccia, Joseph A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bradford, Leslie Embs                      United States         93,574,898                15.64%
----------------------------------------------------------------------------------------------------------
Bradley, Mark H.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bradway, Robert A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brady, Kenneth S.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brakebill, Scott R.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Branca, Joseph A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brereton, Richard F.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Breslow, Stuart J. M.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bresnahan, Neil T.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brew, Michael                                Australia           93,574,001                15.64%
----------------------------------------------------------------------------------------------------------
Brewer, Simon                              United Kingdom        93,573,944                15.64%
----------------------------------------------------------------------------------------------------------
Brickman, Keith D.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brierwood, David C.                        United Kingdom        93,578,981                15.64%
----------------------------------------------------------------------------------------------------------
Briffa, Richard T.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brille, Brian J.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Broadbent, Peregrine Charles               United Kingdom        93,574,425                15.64%
----------------------------------------------------------------------------------------------------------
Broberg, Christian P.                          Denmark           93,573,670                15.64%
----------------------------------------------------------------------------------------------------------
Brodsky, Jeffrey S.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brody, Jacqueline T.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brombach, Theodore J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------
Bronston, Deborah T.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bronzene, William J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brooke, Paul A.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Broughton, Alan                            United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brous, Leonard                             United States         93,573,591                15.64%
----------------------------------------------------------------------------------------------------------
Brown, Andrew C.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brown, David C.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brown, Douglas L.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brown, Ernest W.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brown, Glenn W.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brown, Jeffry P.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brown, Keith                               United Kingdom        93,585,893                15.65%
----------------------------------------------------------------------------------------------------------
Brown, Kevin F.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brown, Michael H.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bruman, Brian S.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brundler, Adolf                            Switzerland           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Brunsberg, Ellen N.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bryant, Malcolm P.                         United Kingdom        93,577,384                15.64%
----------------------------------------------------------------------------------------------------------
Bryce, Colin                               United Kingdom        93,574,906                15.64%
----------------------------------------------------------------------------------------------------------
Buchanan, Edison C.                        United States         93,577,301                15.64%
----------------------------------------------------------------------------------------------------------
Buck, Lee M.                               United States         93,577,373                15.64%
----------------------------------------------------------------------------------------------------------
Buechter, Markus                              Germany            93,573,739                15.64%
----------------------------------------------------------------------------------------------------------
Bulchandani, Ravi A.                           India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Bullrich, Matias                             Argentina           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Buovolo, Anthony J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Buquicchio, Frank                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Burdick, Leigh S.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Burkhard, Rosemary                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Burns, Cameron H.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Burns, Dennis J.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Burns, James D.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Busch, May C.                              United States         93,573,908                15.64%
----------------------------------------------------------------------------------------------------------
Byleveld, Paul                              Netherlands          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Byman, Martin R.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Byrd, Caren                                United States         93,574,418                15.64%
----------------------------------------------------------------------------------------------------------
Byrnes, Kevin M.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cahill, Thomas F.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cain, Alasdair Stephen                     United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Caldecott, P. Dominic                      United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Callahan, Daniel H.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Callon, Scott                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Camera, Jerry J.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




---------------------------------------------------------------------------------------------------------
              Line 1                        Line 6               Line 11                 Line 13
---------------------------------------------------------------------------------------------------------
                                                                                    Percent of Class
                                                            Aggregate Amount         Represented By
               Name                       Citizenship       Beneficially Held       Amount in Line 11
---------------------------------------------------------------------------------------------------------

Camp, Jeffrey Paul                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Campbell, Randall S.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Campion, Frances                             Ireland            93,573,710                15.64%
---------------------------------------------------------------------------------------------------------
Canelo, Peter J.                          United States         93,573,939                15.64%
---------------------------------------------------------------------------------------------------------
Cantlon, Angelica T.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Cappucci, Guy T.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Capstick, Sean Robert                     United Kingdom        93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Caracappa, Mary                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carey, James P.                           United States         93,573,908                15.64%
---------------------------------------------------------------------------------------------------------
Carleton, Bruce T.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carlin, Jane D.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carman, Ronald                            United States         93,610,977                15.65%
---------------------------------------------------------------------------------------------------------
Carmichael, Terence P.                    United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carney, Joseph E.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carpenter, Ailsa                          United Kingdom        93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carr, Jonathan H.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carr, Louis J.                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carrafiell, John A.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carroll, Jesse L.                         United States         93,591,098                15.65%
---------------------------------------------------------------------------------------------------------
Carroll, John E.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carruthers, Alan Thomas                   United Kingdom        93,573,560                15.64%
---------------------------------------------------------------------------------------------------------
Carson, Jim Kelly                         United Kingdom        93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carty, Peter James                        United Kingdom        93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Caruso, Christopher J.                    United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Carvalho, Luiz F.                            Brazil             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Cashel, Michael Sean                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Casper, Robert Y.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Cassou, Beatrice M.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Castagna, Anthony                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Castellano, Richard R.                    United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Castiglia, Kenneth                        United States         93,581,567                15.64%
---------------------------------------------------------------------------------------------------------
Caufield, Patrick J.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Caws, Roy G.                           Republic of South Africa 93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Cawsey, Richard                             Australia           93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Chackman, Sylvan B.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Challis, Philip J.                        United Kingdom        93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Chamberlain, Paul E.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Chamberlain, Stephen P.                   United Kingdom        93,574,614                15.64%
---------------------------------------------------------------------------------------------------------
Chambers, Ian                               Australia           93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Chammah, Walid A.                            Lebanon            93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Chan, Eva Wu                              United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Chan, Oliver S.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------




-----------------------------------------------------------------------------------------------------------
              Line 1                          Line 6               Line 11                 Line 13
-----------------------------------------------------------------------------------------------------------
                                                                                      Percent of Class
                                                              Aggregate Amount         Represented By
               Name                         Citizenship       Beneficially Held       Amount in Line 11
-----------------------------------------------------------------------------------------------------------

Chandler, Elizabeth R.                      United States         93,574,403                15.64%
-----------------------------------------------------------------------------------------------------------
Chaney, Eric                                   France             93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chang, Victor                               United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chao, Pierre A.                             United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chasin, Charles                             United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chenevix-Trench, Jonathan                   United Kingdom        93,578,260                15.64%
-----------------------------------------------------------------------------------------------------------
Cheng, Duen-Chian                              Taiwan             93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chester, John E.                            United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chiarello, Guy                              United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chin, Ean Wah                                 Malaysia            93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chin, Bay-Chong                               Singapore           93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chinnick, Michael Philip                    United Kingdom        93,573,812                15.64%
-----------------------------------------------------------------------------------------------------------
Choi, Agnes Yeuk Wah                          Hong Kong           93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chou, Jackson C.                            United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Christianakis, Leonidas Ioannis             United Kingdom        93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chui, Vincent Y. C.                           Hong Kong           93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Churchouse, Frederick P.                     New Zealand          93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Chutter, Jessica C.                            Canada             93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Ciccarone, Richard                          United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Citrino, Mary Anne                          United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Clark, Christopher D.                       United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Clark, Mayree C.                            United States         93,605,874                15.65%
-----------------------------------------------------------------------------------------------------------
Clark, William Thomas                       United States         93,578,363                15.64%
-----------------------------------------------------------------------------------------------------------
Clarke, Ian David                           United Kingdom        93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Clarke, Simon H.                            United Kingdom        93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Clemente La Brum, John P.                   United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Clephane, Thomas P.                         United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Clifford, Kenneth F.                        United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Clifford, Robert J.                         United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Clinton, John P.                            United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Coakley, Jane Phyllis                       United Kingdom        93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Cobby, Nigel                                United Kingdom        93,577,720                15.64%
-----------------------------------------------------------------------------------------------------------
Cogliandro, Dominick                        United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Cohan, Timothy P.                           United States         93,574,403                15.64%
-----------------------------------------------------------------------------------------------------------
Cohane, Lori A.                             United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Cohen, Bruce L.                             United States         93,573,822                15.64%
-----------------------------------------------------------------------------------------------------------
Cohen, David L.                             United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Cohen, Martin M.                            United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Colby-Jones, Lisa R.                        United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Coleman, Christopher John                   United Kingdom        93,573,531                15.64%
-----------------------------------------------------------------------------------------------------------
Coleman, Joseph P.                          United States         93,573,413                15.64%
-----------------------------------------------------------------------------------------------------------
Coleman, Kevin P.                       ###-##-####       United States         93,573,413                15.64%
-------------------------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Coleman, Maureen E.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Coleman, Michael A. M.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Coles, John D.                             United Kingdom        93,573,862                15.64%
----------------------------------------------------------------------------------------------------------
Coley, James C.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Collier, Nicholas Dudley                   United Kingdom        93,574,361                15.64%
----------------------------------------------------------------------------------------------------------
Colman, Mark M.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Colosimo, Louis A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Comfort, Stephanie G.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Comiskey, Charles J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Condon, Timothy J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Connor, Mary T.                            United States         93,576,647                15.64%
----------------------------------------------------------------------------------------------------------
Contiguglia, Carl                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Conway, Andrew J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cook, Charles R.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cook, Lawrence A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cook, Megan E.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Coombe, Christopher John                   United Kingdom        93,573,704                15.64%
----------------------------------------------------------------------------------------------------------
Coombs, Eric H.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cooper, Alastair W. P.                     United Kingdom        93,573,905                15.64%
----------------------------------------------------------------------------------------------------------
Cooper, Scott H.                              Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Corbett, Anthony S.                        United States         93,573,913                15.64%
----------------------------------------------------------------------------------------------------------
Cordell, Coleman W.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cordner, Carter W.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cordy, Stephen C.                          United States         93,573,913                15.64%
----------------------------------------------------------------------------------------------------------
Coriglione, Raffaele                           Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Corley, Kathryn                            United States         93,688,335                15.66%
----------------------------------------------------------------------------------------------------------
Cornish-Bowden, Kate                       United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Corsi, Stefano                                 Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cory, Charles R.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Coughlin, Gerard J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Courtadon, Georges                            France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cox, Christopher                           United Kingdom        93,574,132                15.64%
----------------------------------------------------------------------------------------------------------
Cox, Kevin C.                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Coyner, Kevin B.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Crane-Griffith, Elizabeth                  United States         93,574,898                15.64%
----------------------------------------------------------------------------------------------------------
Crawford, Stephen S.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Crespi, Marc                               United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cress, Steven M.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Crnkovich, Peter N.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Crocamo, Thomas A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Crompton, Bradley                             Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Crompton, John D.                       ###-##-####       United Kingdom        93,574,429                15.64%
-------------------------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Cross, Benjamin                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cruz, Zoe                                     Greece             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Cunningham, Michael John                   United Kingdom        93,574,265                15.64%
----------------------------------------------------------------------------------------------------------
Cunningham, Peter                          United Kingdom        93,574,664                15.64%
----------------------------------------------------------------------------------------------------------
Cunningham, Stephen M.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Curtis, Michael S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Curtis, Paul D.                            United States         93,574,403                15.64%
----------------------------------------------------------------------------------------------------------
Czinsky, Michael J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dagen, Paula M.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Daikuhara, Jun                                 Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dal Lago, Frank C.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Damico, Christopher                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Daniel, Paul R.                            United Kingdom        93,574,213                15.64%
----------------------------------------------------------------------------------------------------------
Daniels, Bradley S.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Daniels, Elizabeth L.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
D'Antonio, Stephen H.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Darst, David M.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dastmaltschi, Babak                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
D'Auria, Joseph R.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Davidson, John H.                          United States         93,574,898                15.64%
----------------------------------------------------------------------------------------------------------
Davidson, John P.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Davidson, Norton A.                        United States         93,605,513                15.65%
----------------------------------------------------------------------------------------------------------
Davidson, Richard Gavin                    United Kingdom        93,574,472                15.64%
----------------------------------------------------------------------------------------------------------
Davies, Peter E.                           United States         93,577,043                15.64%
----------------------------------------------------------------------------------------------------------
Davies, Ralph Martin                       United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Davis, Barry                               United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Davis, Joseph F.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Day, Jacqueline A.                         United Kingdom        93,575,924                15.64%
----------------------------------------------------------------------------------------------------------
Day, Paul A.                               United Kingdom        93,574,046                15.64%
----------------------------------------------------------------------------------------------------------
Day, Ralph                                 United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
de Balasy, Jean-Jacques Raymond               France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
De Baubigny, Andre H.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
De Chazal, Guy L.                          United States         93,575,393                15.64%
----------------------------------------------------------------------------------------------------------
De Dominicis, Claudia                          Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
de Montfort, Piers                         United Kingdom        93,576,295                15.64%
----------------------------------------------------------------------------------------------------------
Dean, Angela H.                            United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dean, Gordon G.                            United States         93,573,904                15.64%
----------------------------------------------------------------------------------------------------------
Dedomenico, Edward J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dee, Michael E.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Deforest, Laura I.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Delaney, Joseph F.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Demarco, Gerard M.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

DeMartini, Richard M.                     United States         94,739,634                15.84%
----------------------------------------------------------------------------------------------------------
Demetris, Paul William                    United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Demizio, Darin                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
DeMoss, Gary                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Denaut, Anne S.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Denaut, James A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Derbes, Richard A.                        United States         93,679,872                15.66%
----------------------------------------------------------------------------------------------------------
deRegt, Kenneth M.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Desalvo, Matthew S.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Devlin, Henry J.                          United States         93,573,640                15.64%
----------------------------------------------------------------------------------------------------------
Dewan, Hasanat M.                          Bangladesh           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dewey, Robert M.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dewolfe, D. James                         United States         93,579,362                15.64%
----------------------------------------------------------------------------------------------------------
Dey, Peter J.                                Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dhanda, Rajat                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dhaon, Nikhil                                 India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dhar, Madhav                                  India             93,575,393                15.64%
----------------------------------------------------------------------------------------------------------
Di Stani, Giuseppe                            Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Diaz-Perez, Eduardo                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dickman, Michael J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Diffey, Neville                           United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Difiglia, Peter L.                        United States         93,574,174                15.64%
----------------------------------------------------------------------------------------------------------
Dillon, Michael P.                           Ireland            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Din, Stephen Trevor                       United Kingdom        93,573,737                15.64%
----------------------------------------------------------------------------------------------------------
Dinger, Jeffrey E.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ditkoff, Charles J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dixon, Robert D.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Doha, Naseer                               Bangladesh           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Donahue, Paul J.                          United States         93,577,169                15.64%
----------------------------------------------------------------------------------------------------------
Donner, Marc D.                           United States         93,573,795                15.64%
----------------------------------------------------------------------------------------------------------
Donoghue, Geoffrey M.                        Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Donoghue, Michael J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Donovan, Peter J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Doran, William M.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dorfman, Jonathan L.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dorton, Katina J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Doshi, Mihir J.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Douglass, Mark S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Doyle, John E.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dragstrem, John                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Drake, George                             United States         93,573,583                15.64%
----------------------------------------------------------------------------------------------------------
Drayson, Timothy Seccombe                 United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Drayton, Whitney                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Driscoll, Thomas P.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dritley, Jeffrey A.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
D'Souza, Rohit M.                              India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Du Gay, Christopher                        United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dube, Raye L.                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dubeck, Michael R.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dunn, Kenneth B.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dunphy, Roger P.                           United States         93,573,743                15.64%
----------------------------------------------------------------------------------------------------------
Durno, Simon G.                            United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Durrant, James                             United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dwyer, David K.                            United States         93,573,908                15.64%
----------------------------------------------------------------------------------------------------------
Dye, Donald R.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Dyvig, Christian Peter                        Denmark            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Earnshaw, Scott D.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ebers-Franckowiak, Gay L.                  United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Echlin, Mark Robert                        United Kingdom        93,574,859                15.64%
----------------------------------------------------------------------------------------------------------
Edelstone, Mark L.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Edmonds, Christopher N.                    United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Edwards, Christine A.                      United States         94,201,400                15.75%
----------------------------------------------------------------------------------------------------------
Edwards, Frank H.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ehrenkranz, John B.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Eichorn, Mark D.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Eifler, Carl M.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ellenbogen, Joseph S.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Elliott, James G.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Elliott, Jerry V.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ellis, Simon Frederick                     United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ellison, Eric D.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Elmaghrabi, Ehab E.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Elmasry, Hassan                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
English, Frank E.                          United States         93,573,569                15.64%
----------------------------------------------------------------------------------------------------------
Epstein, Patricia N.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Epstein, Stuart J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Erb, William F.                            United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Eristoff, Catherine B.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ertman, Andrew C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Esaki, Howard Y.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Esquivel, Josephine R.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Esser, Stephen F.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Essig, Karl P.                             United States         93,578,363                15.64%
----------------------------------------------------------------------------------------------------------
Estes, Susan M.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Evan, Lior                                 United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Evans, R. Bradford                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ewell, C. Daniel                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fadel, James P.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fagen, Brian R.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fagen, Robert A.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Falls, Amy C.                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fan, Linda C.                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fanelli, Peter R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fappiano, Maryann                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fareri, Robert                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Farley, Nicholas John                      United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Faulkner, John H.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fawcett, Amelia C.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Feder, Abigail Jones                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Feeley, Mark J.                            United States         93,573,431                15.64%
----------------------------------------------------------------------------------------------------------
Feldman, Kirsten J.                           Canada             93,573,686                15.64%
----------------------------------------------------------------------------------------------------------
Feldman, Robert A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Feldman, Robert A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Feldmann, Joel P.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Felix, Richard B.                          United States         93,574,403                15.64%
----------------------------------------------------------------------------------------------------------
Fels, Joachim Walter                          Germany            93,573,524                15.64%
----------------------------------------------------------------------------------------------------------
Fernandez, Henry A.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ferriso, Peter W.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ferro, Diego E.                              Argentina           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fezer, Diana Elizabeth                        Ireland            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ficke, Mark D.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fiedorek, Bruce D.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Field-Marsham, Scott R.                       Canada             93,575,488                15.64%
----------------------------------------------------------------------------------------------------------
Fiene, Frits Nicolaas Simon                 Netherlands          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fiertz, Stuart Chapin                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fildes, Ewart John                         United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fink, Christopher                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Finnegan, Daniel M.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fiori, Matthew J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fisher, Marc L.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fisher, Richard B.                         United States         93,598,823                15.65%
----------------------------------------------------------------------------------------------------------
Fisher, Roberta L.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fitzpatrick, Steven B.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Flament, Jean-Philippe Stork                  Belgium            93,573,731                15.64%
----------------------------------------------------------------------------------------------------------
Flanagan, Malachi J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Flannery, Hugh J.                          United States         93,573,413                15.64%
-------------------------------------------------------------------------------------------------------------------------





----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Flaum, James E.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fleck, Shelby A.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fleming, John M.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Flood, Eugene                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Flynn, Thomas J.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fogg, Fred W.                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Foland, Steven R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Foley, Jake                                United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Foley, Joseph G.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Formisano, Robert J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Forsell, William J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Foster, Cedric G.                          United States         93,575,888                15.64%
----------------------------------------------------------------------------------------------------------
Foster, Michael E.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fouts, Jonathan J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fowler, Andrew                             United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fowler, Karl                               United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fox, Larry R.                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fraenkel, Peter N.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Frame, Thomas C.                           United States         93,573,547                15.64%
----------------------------------------------------------------------------------------------------------
Framke, Gregory A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Francescotti, Mario                        United Kingdom        93,581,437                15.64%
----------------------------------------------------------------------------------------------------------
Francois-Poncet, Andre                        France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Frank, Alexander C.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Franklin, Gideon Benjamin Cecil            United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fraser, Anthony Robin                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Freeman, Ivan K.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Freeman, Leslie J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fried, Peter C.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Friedman, Catherine J.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Friedman, Philip W.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Friend, Warren H.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fromm, Stephen A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Frost, Ronald X.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Frydman, Michael Paul                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fuhrman, Robert N.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fujino, Atsushi                                Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fukawa, Yukio                                  Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Fung, E. Michael                             Hong Kong           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Furukawa, Hisashi                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Futaki, Akifumi                                Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gaffney, Monica Josephine                     Ireland            93,573,896                15.64%
----------------------------------------------------------------------------------------------------------
Gagliardi, Joseph A.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Gaillard, Vincent M. J.                       France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Galbraith, Lucy K.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gale, Andrew                               United Kingdom        93,574,901                15.64%
----------------------------------------------------------------------------------------------------------
Galgano, V. James                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gallagher, Daniel G.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gallo, Fabrizio                                Italy             93,573,717                15.64%
----------------------------------------------------------------------------------------------------------
Gandara, Michael A.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gandhi, Vikram S                               India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ganti, Narsim A.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gapp, Kevin J.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Garber, Victor S.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gard, Casey L.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gardella, Franco                               Italy             93,574,033                15.64%
----------------------------------------------------------------------------------------------------------
Gardiner, Kevin Leslie                     United Kingdom        93,574,046                15.64%
----------------------------------------------------------------------------------------------------------
Garff, W. Blair                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Garrison, Robert E.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gartin, Clinton G.                         United States         93,578,363                15.64%
----------------------------------------------------------------------------------------------------------
Gault, Bernard                                France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gauntt, Robert P.                          United States         93,575,413                15.64%
----------------------------------------------------------------------------------------------------------
Gehrman, Douglas                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Genova, Lisa A.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
George, Patrick Robert                        France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gerlach, William B.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Germany, J. David                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gerner, Rolf Michael                          Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gibson, Michael                             Switzerland          93,575,155                15.64%
----------------------------------------------------------------------------------------------------------
Gibson, Thomas C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gilja, Amit K.                                 India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gilligan, James                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gilligan, Elizabeth                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ginbayashi, Toshihiko                          Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ginsburg, Matthew David                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ginzburg, Alexander                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Girsky, Stephen J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Glas, Michel T.                               France             93,573,515                15.64%
----------------------------------------------------------------------------------------------------------
Glascott, James D.                         United States         93,573,743                15.64%
----------------------------------------------------------------------------------------------------------
Glendinning, Euart                         United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Godlin, Wayne                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Goldberg, Alan E.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Goldburg, David J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Golding, David R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Golding, Stephen T.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------





----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Goldstein, Carol S.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Golod, Richard                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gonfiantini, Fred J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gooch, Jeffrey Andrew                      United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gord, Benjamin J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gordon, Marc W.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gorman Taylor, Jessica G.                  United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gottheim, Jeffrey L.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Goulart, Steven J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gould, Richard G.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Graflund, Scott R.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Graham, Gilles                             United Kingdom        93,573,731                15.64%
----------------------------------------------------------------------------------------------------------
Graham, James R.                              Ireland            93,577,838                15.64%
----------------------------------------------------------------------------------------------------------
Grain, David J.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Grandi, Giovanni Luigi                         Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Grant, Adam D.                             United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Grass, Joseph Michael                         Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gray, Michael A.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gray, Stephen Edward                       United Kingdom        93,574,061                15.64%
----------------------------------------------------------------------------------------------------------
Green, Mark W.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Greenberg, David L.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Greenberg, Edward M.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Greenlaw, David J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Greenshields, Simon T. W.                  United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Greenwald, Jamie                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Greig, Kenneth John                        United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gremont, Arnaud Jean-Marie                    France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Griepp, Troy A.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Grier, Thomas A.                           United States         93,581,882                15.64%
----------------------------------------------------------------------------------------------------------
Gries, Michael                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Griffiths, Brian R.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Grigson, Richard Simon G.                  United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Grimes, Michael D.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Grinnell, Christopher C.                   United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Groesbeck, Jonathan M.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Grogan, Matthew J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gronquist, Catherine D.                    United States         93,575,393                15.64%
----------------------------------------------------------------------------------------------------------
Gros, Francisco R. A.                         Brazil             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gruber, Gregor                                Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Grunau, William                            United States         93,580,749                15.64%
----------------------------------------------------------------------------------------------------------
Grzeczka, Keith L.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gull ,Aarron                              United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Gulley, Mark R.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gully, Joshua P.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gunstensen, Andrew K.                         Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gupta, Sunil                                   India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gusick, Robert J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Gutheim, Paul G.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Guttridge, Jane                            United Kingdom        93,573,628                15.64%
----------------------------------------------------------------------------------------------------------
Guyer, Steven R.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Haberkorn, Elizabeth A.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Haffner, Lynn C.                           United States         93,576,383                15.64%
----------------------------------------------------------------------------------------------------------
Haffner, William D.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hager, Francis J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hagin, Robert L.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Haguenauer, Olivier P.                        France             93,574,064                15.64%
----------------------------------------------------------------------------------------------------------
Hahn, Jeffrey D.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hahn, John C.                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hall, Michael J.                           United Kingdom        93,575,736                15.64%
----------------------------------------------------------------------------------------------------------
Hall, Perry E.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Halliday, Christopher I.                   United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Halsted, Scott S.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hamada, Toshiyuki                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hamidi, Shahram                                Iran              93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hamilton, Peter F.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hammer, Joseph A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Han, Steve Seung Soo                           Korea             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hanan, Shelley S.                          United States         93,573,947                15.64%
----------------------------------------------------------------------------------------------------------
Haney, William C.                          United States         93,578,074                15.64%
----------------------------------------------------------------------------------------------------------
Hannah, Greg                               United Kingdom        93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hansen, Matthew S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hanson, Richard F.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hantho, Mark A.                               Canada             93,573,505                15.64%
----------------------------------------------------------------------------------------------------------
Happel, Michael A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hara, Fusao                                    Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hardie, Iain Richard                       United Kingdom        93,573,894                15.64%
----------------------------------------------------------------------------------------------------------
Harding, William J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hardman, E. Davisson                       United States         93,710,897                15.67%
----------------------------------------------------------------------------------------------------------
Hardy, Michael W.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harker, Steven John                          Australia           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harland, Christopher M.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harmeyer, Fred C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harms, Thomas K.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harpe, Michael G.                             Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Harrington, Anna R.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harris Brown, Jennifer                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harris, Mark                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harris, Carla A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harris, Joseph K.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harris, Peter D.                         United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harris, Brooks W.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hart, Bradford D.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hart, Andrew D.                           United States         93,574,934                15.64%
----------------------------------------------------------------------------------------------------------
Hart, Deborah L.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hart, Michael A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harvey, Peter                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Harvey, Ellen D.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hatchett, Kimberley A.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Havens, John P.                           United States         93,578,866                15.64%
----------------------------------------------------------------------------------------------------------
Hawkins, Chris Alan                      United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hay, Marianne Laing                      United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hayashi, Kazushi                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hayes, David L.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hayes, Mary-Anne                            Australia           93,573,734                15.64%
----------------------------------------------------------------------------------------------------------
Hayes, Michael A.                        United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Haythe, David O.                          United States         93,573,594                15.64%
----------------------------------------------------------------------------------------------------------
Healy, Donald J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Healy, Robert J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Heaney, Edward S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Heaney, Michael C.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hebda, Candacia A.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hedlund, Mats Mikael                         Sweden             93,573,652                15.64%
----------------------------------------------------------------------------------------------------------
Hegel, Peter                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hegglin, Daniel R.                         Switzerland          93,592,025                15.65%
----------------------------------------------------------------------------------------------------------
Hemon, Christophe Jean                       France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Henczel, Donald                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hendel, Stuart J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hendry, Daniele N.                         Switzerland          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Henkel, Eleni D.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hennemuth, Bruce W.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hennessey, Keith B.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hennessy, Miguel E.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hennigan, Patrick J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Henry, John A.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hepburn, John K.                             Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hershy, Robert J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Herskovitz, Michael D.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hevner, John D.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Heyes, Richard C.                        United Kingdom         93,574,731                15.64%
----------------------------------------------------------------------------------------------------------
Higgins, James F.                         United States         95,125,741                15.90%
----------------------------------------------------------------------------------------------------------
Hilder, David B.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hilliard, Charles S.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hillstrom, Per Johan                         Sweden             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hilzenrath, Eugene B.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hirao, Gen                                    Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hirschfeld, David J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hirschman, Kimberly L.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hirshorn, William D.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hirst, Julian Clement                    United Kingdom         93,573,652                15.64%
----------------------------------------------------------------------------------------------------------
Hitchcock, Kent P.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ho, Dickson                                  Taiwan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hobson, John D.                             Australia           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hoch, James S.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hoch, Kenneth C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hodes, David R.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hodge, Edwin N.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hoffen, Howard I.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hoffman, Michael C.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hogan, Jeffrey N.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Holland, Ian                               New Zealand          93,573,705                15.64%
----------------------------------------------------------------------------------------------------------
Holland, Matthew John                    United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hollihan, John P.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Holmes, Warren Richard                   United Kingdom         93,573,972                15.64%
----------------------------------------------------------------------------------------------------------
Holzschuh, Jeffrey R.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Homan, Bart                                Netherlands          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hoornweg, Roberto                          Netherlands          93,574,800                15.64%
----------------------------------------------------------------------------------------------------------
Hoover, Elinor L.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Horgan, Matthew M.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hornbeck, Geoffrey H.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Howland, Christopher John                United Kingdom         93,573,492                15.64%
----------------------------------------------------------------------------------------------------------
Hsieh, Jackson                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hsing, Glendy T.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hu, Wei-Chung Bradford                       Taiwan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Huang, Susan S.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Huffman, Randall C.                       United States         93,573,908                15.64%
----------------------------------------------------------------------------------------------------------
Hughes, Karen P.                         United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hughes-Guden, Ruth A.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Humayun, Khurram                         United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Humphery, Marye L.                       United Kingdom         93,573,623                15.64%
----------------------------------------------------------------------------------------------------------
Huneke, John H.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hung, Yie-Hsin                            United States         93,588,167                15.65%
----------------------------------------------------------------------------------------------------------
Huntley, Kristen S.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Husain, Mian Fazle                          Pakistan            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Huston, William B.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hwang, Grace T.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Hyman, John Edward                       United Kingdom         93,574,297                15.64%
----------------------------------------------------------------------------------------------------------
Iannetta, Michael J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ikehara, Susumu                               Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Iles, Susan Elizabeth                    United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Imanishi, Jun                                 Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Inglis, Jack Edward                      United Kingdom         93,574,102                15.64%
----------------------------------------------------------------------------------------------------------
Ip, Honsum                                  Hong Kong           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ireland, Jenny Fiona                     United Kingdom         93,573,495                15.64%
----------------------------------------------------------------------------------------------------------
Irish, John S.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Irschick, Jessica                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Isasi, Luis                                   Spain             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ishikawa, Hiroshi                             Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ismail, Wan Hamdan                          Malaysia            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ito, Eiji                                     Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ivey, Tracey H.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Iyer, Anand S.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jackivicz, Thomas P.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jacobs, David A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jaffe, Glenn P.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jalouneix, Olivier                           France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
James, George Michael                     United States         93,575,888                15.64%
----------------------------------------------------------------------------------------------------------
James, Melissa E.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jamesley, Karen C.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Janson, Michael M.                        United States         93,580,373                15.64%
----------------------------------------------------------------------------------------------------------
Janssen, Paul N. J.                        Netherlands          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jarrett, Susan A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jeffery, William Jeremy                   United States         93,573,590                15.64%
----------------------------------------------------------------------------------------------------------
Jen, Stephen Y.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jenkins, Michael David                   United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jennings, Jeffrey D.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jennings, Susan                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jensen, Timothy D.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jodka, Jonathan D.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Johansson, Jerker M.                         Sweden             93,573,591                15.64%
----------------------------------------------------------------------------------------------------------
Johnson, David                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------



----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Johnson, David                            United States         93,583,813                15.64%
----------------------------------------------------------------------------------------------------------
Johnson, Jeffrey A.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Johnson, Margaret Kinsley                 United States         93,573,743                15.64%
----------------------------------------------------------------------------------------------------------
Johnson, Sheldon R.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Johnson, Theodore J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jolinger, James                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jones, Alan K.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jones, Andrew C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jones, Andrew S.                         United Kingdom         93,573,614                15.64%
----------------------------------------------------------------------------------------------------------
Jones, David G.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jones, Robert W.                          United States         93,578,363                15.64%
----------------------------------------------------------------------------------------------------------
Jory, Oliver P.                          United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Joseph, Ravindra J.                         Sri Lanka           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Jouhar, Kelvin Jan                       United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Juterbock, Thomas M.                      United States         93,574,403                15.64%
----------------------------------------------------------------------------------------------------------
Kagan, Samuel J.                             Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kageyama, Toshiji                             Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kagiyama, Takafumi                            Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kamen, Eric M.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kamins, Harold W.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kamme, Robert W.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kamp, Ellen R.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kamradt, Michael                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kan, Bertrand Boudewijn                    Netherlands          93,573,479                15.64%
----------------------------------------------------------------------------------------------------------
Kanellitsas, John A.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kanematsu, Seiji                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kani, Takeo                                   Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kaplan-Brody, Stephanie                   United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kapur, Ajay Singh                             India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Karayiannis, Akis                        United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Karches, Peter F.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Karnes, Robert P.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Karr, Marianne                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kary, Mark R.                            United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Katsihtis, Paul E.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Katsuragi, Akio                               Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Katz, Karin S.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kauffman, Richard L.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kawai, Noboru                                 Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kay, Carolyn                                Australia           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kayello, Sammy                               Lebanon            93,574,277                15.64%
----------------------------------------------------------------------------------------------------------
Kaywood, Angela                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------




----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Kazazes, Thomas P.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Keane, Michael David                     United Kingdom         93,573,991                15.64%
----------------------------------------------------------------------------------------------------------
Keays, Thomas R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Keeler, Paul J.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Keenan, Walter C.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kehl, Philip J.                           United States         93,577,302                15.64%
----------------------------------------------------------------------------------------------------------
Kelleher, Colm Thomas                    United Kingdom         93,575,554                15.64%
----------------------------------------------------------------------------------------------------------
Kelley, Scott M.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kelley, Sean P.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kelly, Brian W.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kelly, Christopher R.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kelly, George J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kelly, Kevin M.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kelly, Timothy D.                         United States         93,573,431                15.64%
----------------------------------------------------------------------------------------------------------
Kemp, Stephen C.                         United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kennedy, Douglas A.                          Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kenny, Kevin J.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kent, Claire                             United Kingdom         93,573,719                15.64%
----------------------------------------------------------------------------------------------------------
Kent, David                                 Australia           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kent, Ronald S.                          United Kingdom         93,574,403                15.64%
----------------------------------------------------------------------------------------------------------
Kermisch, James A.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kessler, John B.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Key, Nigel R.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Keyes, Terence Francois                  United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Khadjavi, Laya                                Iran              93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Khan, Rahman Ali                            Australia           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Khanna, Ajay                                  India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Khanna, Jaideep C.                            India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Khanna, Sanjeev                           United States         93,573,657                15.64%
----------------------------------------------------------------------------------------------------------
Kidwell, Jeffrey S.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kilcoyne, Moira A.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kim, Andrew Young-Hun                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kim, Eun Sang                                 Korea             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kim, Young Ho                                 Korea             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kimball, Paul G.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kimball, Richard A.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kindred, Jonathan B.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
King, Nancy A.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kinkead, Brian M.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kinmont, Alexander                       United Kingdom         93,573,967                15.64%
----------------------------------------------------------------------------------------------------------
Kinney, Robert P.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kirby, Peter L.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
              Line 1                        Line 6               Line 11                 Line 13
---------------------------------------------------------------------------------------------------------
                                                                                    Percent of Class
                                                            Aggregate Amount         Represented By
               Name                       Citizenship       Beneficially Held       Amount in Line 11
---------------------------------------------------------------------------------------------------------

Kircher Peruzzi, Hillary E.              United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kirkland, Derek G.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kishimoto, Satoshi                           Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kitagawa, Hitoshi                            Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kitts, Robert W.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Klaedtke, Patrick G.                        Germany            93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Klein, Michael F.                        United States         93,573,443                15.64%
---------------------------------------------------------------------------------------------------------
Klion, Douglas A.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kloppenborg, Robert W.                   United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Klug, Paul W.                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Knee, Jonathan A.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Knowles, James H. L.                        Canada             93,573,807                15.64%
---------------------------------------------------------------------------------------------------------
Kobashi, Yoshikazu                           Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Koederitz, Candice E.                    United States         93,574,403                15.64%
---------------------------------------------------------------------------------------------------------
Koerling, Heinrich                          Germany            93,573,652                15.64%
---------------------------------------------------------------------------------------------------------
Koessler, Jonathan                      United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Koh, Alexander Sang-Duk                  United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kohler-Johnson, Jennifer                 United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kohnhorst, Adolf                          Netherlands          93,573,497                15.64%
---------------------------------------------------------------------------------------------------------
Kok, George H.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kollmann, Dagmar Petra                      Austria            93,573,913                15.64%
---------------------------------------------------------------------------------------------------------
Komatsubara, Yoshihiko                       Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Konolige, Kit                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Koppenol, Robert G.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Korol, David L.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Koshakow, Martin                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Koshy, George                                India             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kourakos, William                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kovich, Nicholas J.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kowalski, David                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kraft, Joseph A.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kreider, Steven K.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kreisler, Michele A.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Krey, Peter J.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Krom, Frederick B.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Krumins, John                           United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kubo, Masahiro                               Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kumar, Ashish                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kupferberg, Barry D.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kurman, Lee M.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kurtz, Patricia A.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Kushma, Debra A. F.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Kushma, Michael B.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Kutay, Kasim                             United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
La Roche, Elaine                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Labrom, Ewan C. W.                       United Kingdom         93,574,281                15.64%
----------------------------------------------------------------------------------------------------------
Ladd, Susan C.                            United States         93,573,660                15.64%
----------------------------------------------------------------------------------------------------------
Lafaman, James T.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lal, Naina                                    India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lamountain, Jon                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lancksweert, Dominique                       Belgium            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Landers, John Q.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Landman, David                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Langford, Thomas R.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Langsam, Joseph A.                        United States         93,573,946                15.64%
----------------------------------------------------------------------------------------------------------
Langston, Willie                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lanio, Thomas                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lap, Michiel P.                            Netherlands          93,574,325                15.64%
----------------------------------------------------------------------------------------------------------
Larkins, Gary T.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Larkins, Robert J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lashendock, Michael J.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Latif, Nadir S.                          United Kingdom         93,574,267                15.64%
----------------------------------------------------------------------------------------------------------
Lavalla, Martha F.                        United States         93,573,917                15.64%
----------------------------------------------------------------------------------------------------------
Lavelle, Brendan J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Law, Gerald C.                            United States         93,574,568                15.64%
----------------------------------------------------------------------------------------------------------
Leach, Brian                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Leask, Robert                            United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Leblanc, Paul L.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lebowitz, Michael                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lederman, Eli R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lee, Ji-Yeun                                  Korea             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lee, Robert P.                            United States         93,656,919                15.66%
----------------------------------------------------------------------------------------------------------
Lefkowitz, Robert M.                      United States         93,576,323                15.64%
----------------------------------------------------------------------------------------------------------
Legg, David                              United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Leimer, Willi Kurt                           Austria            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Leitch, Donald S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lenihan, Ronald R.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lenowitz, Scott J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Leonard, James R.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lesser, Robert D.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Letwins, Robert J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Leung, Julia                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lev, Arthur J.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Levin, Debra J.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Levy, Richard H.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Levy, Thomas A.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Levy, William D.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lewis, Gary                               United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lewis, Richard Graham                    United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lewis, William M.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Li, Song                                      China             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Liang, James L.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lickar, Joann                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Liebenberg, Bruce Coleman               Republic of South Africa93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lieblich, Steven                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lien, Michael Jown Leam                     Singapore           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lilly, Kevin J.                           United States         93,574,613                15.64%
----------------------------------------------------------------------------------------------------------
Lim, Chin Y.                                Malaysia            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lim, Judy Y. L.                             Singapore           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lim, Khoon-Min                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lindsay, Ian E.                          United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lipe, Alex L.                               Australia           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lippi, Marco                                  Italy             93,574,090                15.64%
----------------------------------------------------------------------------------------------------------
Lippmann, Marianne J.                     United States         93,573,908                15.64%
----------------------------------------------------------------------------------------------------------
Lipton, Stephen C.                       United Kingdom         93,574,508                15.64%
----------------------------------------------------------------------------------------------------------
Liset-Lynch, Mary J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Litt, Michael C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Little, James W.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Liu, Che-Ning                               Hong Kong           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Liu, Jialin                                   China             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Liu, Theodore Em-Po                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lloyd, Charles E. G.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lloyd, Charles S.                        United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lo, Theodore                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Loarie, Robert J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lock, William David                      United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
LoCosa, Laura E.                          United States         93,574,743                15.64%
----------------------------------------------------------------------------------------------------------
Lodwick, Jeremy Goulding                 United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Loeb, Roger E.                            United States         93,573,743                15.64%
----------------------------------------------------------------------------------------------------------
Loery, Gordon W.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lombardo, Guido Giulio                        Italy             93,573,814                15.64%
----------------------------------------------------------------------------------------------------------
Longley, Yvonne                          United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Longo, Victoria A.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lopategui, Philippe P.                       France             93,573,997                15.64%
----------------------------------------------------------------------------------------------------------
Lord, Rachel                             United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lorentzen, Kent R.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Loshiavo, Richard A.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lourie, Jonathan H.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lovoi, John V.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lucaya, Jorge                                 Spain             93,573,630                15.64%
----------------------------------------------------------------------------------------------------------
Lueken, Harold W.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Luenzer, Dirk                                Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lyche, Iver                               United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lyles, Ray V.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lynch, Elizabeth W.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Lyons, Douglas Stephen                   United Kingdom         93,573,992                15.64%
----------------------------------------------------------------------------------------------------------
Ma, Joan                                 United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Macchiaverna, Glenn J.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Macdonald, Gavin L.                      United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Macdonald, Robert Cumming                United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Mack, Andrew John                        United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Mack, John J.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Mack, Kristoffer B.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Mackenzie, Douglas F.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Mackin, John J.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Madariaga, Guillermo                        Argentina           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Madison, Douglas N.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Maeda, Kotaro                                 Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Maehashi, Nobuya                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Magee, Steven G.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Maguire, Robert J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Maguire, John F.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Mahon, James J.                           United States         93,574,898                15.64%
----------------------------------------------------------------------------------------------------------
Maillet, Jeffrey                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Mainey, Richard E.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Maiwald, Maryann K.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Maki, Tomohide                                Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Malone, Christian B.                      United States         93,573,657                15.64%
----------------------------------------------------------------------------------------------------------
Maluste, Rajiv G.                             India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Mamdani, Mahmoud A.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Manabe, Noriko                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Mandel, Beth L.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Maner, William A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Mangino, Gary J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Manioudakis, Angelo G.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Manley, James J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Mann, Martin H.                             Australia           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Manson, Christopher J. J.                United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
              Line 1                        Line 6               Line 11                 Line 13
---------------------------------------------------------------------------------------------------------
                                                                                    Percent of Class
                                                            Aggregate Amount         Represented By
               Name                       Citizenship       Beneficially Held       Amount in Line 11
---------------------------------------------------------------------------------------------------------

Mantz, Jay H.                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Maratos, Jason G.                           Greece             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Marchisotto, Mary Jane                   United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Marcin, Robert J.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Margolis, Jeffrey                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Marhefka, Edward M.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Marks, Kenneth R.                        United States         93,574,403                15.64%
---------------------------------------------------------------------------------------------------------
Markwalter, John S.                      United States         93,574,733                15.64%
---------------------------------------------------------------------------------------------------------
Marren, John W.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Marsch, Paul Andrew                     United Kingdom         93,573,722                15.64%
---------------------------------------------------------------------------------------------------------
Marshall, Ryan J.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Martellaro, Dominic                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Martin, Scott                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Martin, Ian Richard                     United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Martin, Paul M.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Martinez, Lourdes Linden                 United States         93,574,503                15.64%
---------------------------------------------------------------------------------------------------------
Martini, Teresa E.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Martone, Craig J.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mason, Alexander Maurice                    Ireland            93,573,856                15.64%
---------------------------------------------------------------------------------------------------------
Masri, Jack Joseph                      United Kingdom         93,574,039                15.64%
---------------------------------------------------------------------------------------------------------
Massey, Stewart R.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mastrangelo, Joseph F.                   United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Masucci, Ferdinand D.                    United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Matlock, Scott W.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Matsui, Yasuki                               Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Maxwell, Alastair J. C.                 United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mayer, Kimball P.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Maynard, Daniel V.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Maynard, Walter                          United States         93,574,500                15.64%
---------------------------------------------------------------------------------------------------------
Mayoros, Alan E.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mazzilli, Paul J.                        United States         93,580,948                15.64%
---------------------------------------------------------------------------------------------------------
McAllister, Dean E.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McArthur, James                           New Zealand          93,573,777                15.64%
---------------------------------------------------------------------------------------------------------
McAssey, Brendan Joseph                    Australia           93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McBee, Phoebe                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McCaffrey, Thomas M.                     United States         93,574,156                15.64%
---------------------------------------------------------------------------------------------------------
McCarthy, Alexis E.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McCarthy, Eugene F.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McCombe, William D.                        Australia           93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McConigley, Michael J.                      Ireland            93,576,268                15.64%
---------------------------------------------------------------------------------------------------------
McCreery, David A.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McDade, John Wesley                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
              Line 1                        Line 6               Line 11                 Line 13
---------------------------------------------------------------------------------------------------------
                                                                                    Percent of Class
                                                            Aggregate Amount         Represented By
               Name                       Citizenship       Beneficially Held       Amount in Line 11
---------------------------------------------------------------------------------------------------------

McDonald, David G.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McDonald, Thomas R.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McDonnell, Dennis                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McDonnell, Gail P.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McDonough, Patrick J.                    United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McGeehan, John D.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McGeough, Lisa M.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McGill, James F.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McGillicuddy, Jean                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McGinnis, James P.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McGuinness, Nancy A.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McHugh, Daniel                           United States         93,573,652                15.64%
---------------------------------------------------------------------------------------------------------
McHugh, Florence Q.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McInerney, John J.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McInerney, Thomas J.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McIntyre, John P.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McKay, Brian J.                             Canada             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McKean, James Donaldson                 United Kingdom         93,575,104                15.64%
---------------------------------------------------------------------------------------------------------
McKenna, Abigail L.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McKenna, Craig A.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McKenzie, John P.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McLaughlin, Michael T.                   United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McLeish, Neil Alan                      United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McMahon, David J.                        United States         93,574,353                15.64%
---------------------------------------------------------------------------------------------------------
McMahon, Franklin D.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
McMahon, William C.                      United States         93,578,858                15.64%
---------------------------------------------------------------------------------------------------------
McVicker, Michael J.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Meade, David Tolson                     United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Medina, Daniel L.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mee, Adrian Alexander                   United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Meeker, Mary G.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Melchiorre, Anthony                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mellegard, Mikael T.                        Sweden             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Memmott, David J.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mena, Daniel T.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Menell, Mark S.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Menkes, Leslie S.                        United States         93,573,743                15.64%
---------------------------------------------------------------------------------------------------------
Merin, Mitch                             United States         94,187,052                15.75%
---------------------------------------------------------------------------------------------------------
Merritt, Peter G.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Messina, Raymond                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mettler, Stephen P.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Metyas, Markus                              Germany            93,573,413                15.64%
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
              Line 1                        Line 6               Line 11                 Line 13
---------------------------------------------------------------------------------------------------------
                                                                                    Percent of Class
                                                            Aggregate Amount         Represented By
               Name                       Citizenship       Beneficially Held       Amount in Line 11
---------------------------------------------------------------------------------------------------------

Metzler, Robert A.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Meuli, Benjamin                         United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Meyer, Joseph F.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Meyer, Michael W.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Meyer, Robert L.                         United States         93,573,743                15.64%
---------------------------------------------------------------------------------------------------------
Mezrich, Joseph J.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Micioni, Peter J.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Miki, Naoto                                  Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Milazzo, Jason T.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Milias St. Peter, Mary Ann               United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Miller, Cathy Ann                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Miller, Frederic A.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Miller, Lyle D.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Millington, Charles                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Minard, Frank P. L.                      United States         93,583,413                15.64%
---------------------------------------------------------------------------------------------------------
Minicucci, Giuseppina                        Italy             93,573,949                15.64%
---------------------------------------------------------------------------------------------------------
Miranne, Alan R.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mirat, Pierre Jean Henri                    France             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Missett, Bruce M.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mita, Mayo                                   Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mitchell, Lawrence R.                    United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mizen, Greg E.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mizuno, Toshiya                              Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mizuta, Shigeo                               Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Modi, Mitesh                            United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Moehlmann, Claus Christian                  Germany            93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mogenson, Harvey B.                      United States         93,573,813                15.64%
---------------------------------------------------------------------------------------------------------
Mohen, Gretchen M.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Moia, Paolo                                  Italy             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mole, Marie L.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Molloy, June A.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Montagner, Marc                          United States         93,573,444                15.64%
---------------------------------------------------------------------------------------------------------
Montecillo, Dennis                        Philippines          93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mooney, Kevin                            United States         93,580,634                15.64%
---------------------------------------------------------------------------------------------------------
Moonier, James F.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Moore, David Neil                       United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Moore, Donald A.                         United States         93,573,436                15.64%
---------------------------------------------------------------------------------------------------------
Moore, Duncan Charles Mcnaught          United Kingdom         93,574,993                15.64%
---------------------------------------------------------------------------------------------------------
Moore, John J.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Moore, Michael A.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mooro, Tarek                                 Egypt             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Moran, Matthew J.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
              Line 1                        Line 6               Line 11                 Line 13
---------------------------------------------------------------------------------------------------------
                                                                                    Percent of Class
                                                            Aggregate Amount         Represented By
               Name                       Citizenship       Beneficially Held       Amount in Line 11
---------------------------------------------------------------------------------------------------------

More, Daniel B.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Morell, Curtis                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Morgan, David H.                        United Kingdom         93,575,352                15.64%
---------------------------------------------------------------------------------------------------------
Morganbesser, Neil B.                    United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Morita, Eiko                                 Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Morita, Mitsuko                              Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Morphett, Jonathan G.                    United States         93,574,073                15.64%
---------------------------------------------------------------------------------------------------------
Morrill, Caroline C.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Morris, John Timothy                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Morris, Karen L.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Morrissey, James A.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mortimer, Patrick J.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Moscati, Leonard F.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Moser, David S.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Motta, Gary                              United States         93,580,258                15.64%
---------------------------------------------------------------------------------------------------------
Moulin, Edward A.                        United States         93,580,031                15.64%
---------------------------------------------------------------------------------------------------------
Mound, St John De Burgh                 United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mourre, Marc                                France             93,573,896                15.64%
---------------------------------------------------------------------------------------------------------
Moye, James                              United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mozer, Francine L.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mueller, Albert J.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mueller, John M.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Muller, Cynthia                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Muller, Peter                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Muller, Thomas R.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Mullin, Sean C. V.                          Canada             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Munger, Stephen R.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Murphy, Charles W.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Murphy, David J.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Murphy, Devin I.                         United States         93,573,835                15.64%
---------------------------------------------------------------------------------------------------------
Murphy, Kevin C.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Murray, Eileen K.                        United States         93,577,813                15.64%
---------------------------------------------------------------------------------------------------------
Murray, Janet E.                        United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Murray, Peter J.                        United Kingdom         93,574,752                15.64%
---------------------------------------------------------------------------------------------------------
Musetti, Robert C.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Muston, Neale D.                           Australia           93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Myrtetus, Michael J.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nagai, Toru                                  Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nagrani, Vineet                              India             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nakada, Kenji                                Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nakamura, Haruo                              Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nakamura, Hiroshi                            Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
              Line 1                        Line 6               Line 11                 Line 13
---------------------------------------------------------------------------------------------------------
                                                                                    Percent of Class
                                                            Aggregate Amount         Represented By
               Name                       Citizenship       Beneficially Held       Amount in Line 11
---------------------------------------------------------------------------------------------------------

Nakashima, Noriko                            Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nakata, Yasuhiro                             Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nall, Rhea F.                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Narang, Anil                             United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Narasaki, Tetsuya                            Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nathan, Saul J.                         United Kingdom         93,574,483                15.64%
---------------------------------------------------------------------------------------------------------
Naylor, Margaret P.                     United Kingdom         93,575,084                15.64%
---------------------------------------------------------------------------------------------------------
Needham, Peter A.                        United States         93,574,403                15.64%
---------------------------------------------------------------------------------------------------------
Needleman, Marilyn                       United States         93,578,292                15.64%
---------------------------------------------------------------------------------------------------------
Nelms, David                             United States         93,639,703                15.65%
---------------------------------------------------------------------------------------------------------
Nelson, Alec G.                         United Kingdom         93,575,395                15.64%
---------------------------------------------------------------------------------------------------------
Neuberger, Mark A.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Neubert, David L. C.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Neubohn, Naneen H.                       United States         93,574,403                15.64%
---------------------------------------------------------------------------------------------------------
Neuhaus, Kenneth M.                      United States         93,577,373                15.64%
---------------------------------------------------------------------------------------------------------
Neuman, Douglas W.                       United States         93,577,820                15.64%
---------------------------------------------------------------------------------------------------------
Neumann, Alexander Christian              Switzerland          93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Neuwirth, David N.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
New, Jeff                                United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Newcomb, Philip V.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Newhouse, Stephan F.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Newman, Jeffrey L.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Ni Chathmhaoil, Aifric                      Ireland            93,574,048                15.64%
---------------------------------------------------------------------------------------------------------
Nicholson, Dawn Hazel                   United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nickerson, Kenneth S.                    United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nickoll, Benjamin E.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nicol, David                            United Kingdom         93,580,070                15.64%
---------------------------------------------------------------------------------------------------------
Nicoll, Christopher Alan                United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Niehaus, Christopher J.                  United States         93,573,657                15.64%
---------------------------------------------------------------------------------------------------------
Niehaus, Robert H.                       United States         93,582,848                15.64%
---------------------------------------------------------------------------------------------------------
Niizeki, Kenichi                             Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nimkoff, Debra L.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nisbet, Walter O.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Niven, Craig                              New Zealand          93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Noejovich, Gerardo F.                      Argentina           93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nolan, John R.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nosseir, Amr M.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Notley, Sean J.                         United Kingdom         93,576,894                15.64%
---------------------------------------------------------------------------------------------------------
Nowlin, Kevin M.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nussbaumer, Beat                          Switzerland          93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Nuti, Paul                               United States         93,584,773                15.65%
---------------------------------------------------------------------------------------------------------
Nyberg, Ronald                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
              Line 1                        Line 6               Line 11                 Line 13
---------------------------------------------------------------------------------------------------------
                                                                                    Percent of Class
                                                            Aggregate Amount         Represented By
               Name                       Citizenship       Beneficially Held       Amount in Line 11
---------------------------------------------------------------------------------------------------------

Oberlin, Dana M.                         United States         93,576,113                15.64%
---------------------------------------------------------------------------------------------------------
O'Brien, Donald S.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
O'Brien, James M.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
O'Brien, Paul F.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
O'Callaghan, John                        United States         93,589,582                15.65%
---------------------------------------------------------------------------------------------------------
Ocampo, Edward J.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
O'Connor, Stephen P.                    United Kingdom         93,573,652                15.64%
---------------------------------------------------------------------------------------------------------
Oelerich, Francis J.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
O'Flynn, Thomas M.                          Canada             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
O'Friel, Mark L.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Ohara, Yukiko                                Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
O'Hare, Michael T.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Ohchi, Jun                                   Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Okamura, Kazumi Nagashima                    Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Okawa, Yoshiro                               Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
O'Keefe, William B.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Oki, Noriko                                  Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Okubo, Tsutomu                               Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
O'Leary, William F.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Olesky, Jonathan D.                      United States         93,575,723                15.64%
---------------------------------------------------------------------------------------------------------
Oliver, Robert O.                        United States         93,573,760                15.64%
---------------------------------------------------------------------------------------------------------
Onetti, Fabian A.                          Argentina           93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Ong, Ronald                                Singapore           93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Ong, Arthur Y.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Onuma, Takashi                               Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Orem, John R.                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Ormerod, Mark                           United Kingdom         93,577,842                15.64%
---------------------------------------------------------------------------------------------------------
Osbon, John F.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Osborne, Nicholas D.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
O'Shaughnessy, William                   United States         93,575,607                15.64%
---------------------------------------------------------------------------------------------------------
O'Shea, Kevin D.                         United States         93,575,951                15.64%
---------------------------------------------------------------------------------------------------------
Osmond, Robin S.                        United Kingdom         93,573,691                15.64%
---------------------------------------------------------------------------------------------------------
O'Toole, Michael P.                         Ireland            93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Oyarbide, Carlos Alfonso                     Spain             93,573,657                15.64%
---------------------------------------------------------------------------------------------------------
Pace, Joanne                             United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Packer, Robert M.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Padiachy, Vighnesh                      United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pagliani, Carlo                              Italy             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pagliari, Michael                       United Kingdom         93,575,032                15.64%
---------------------------------------------------------------------------------------------------------
Palacios, Luis                             Argentina           93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Palmer, Daniel Garvey                   United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Palmer, Gary P.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------


---------------------------------------------------------------------------------------------------------
              Line 1                        Line 6               Line 11                 Line 13
---------------------------------------------------------------------------------------------------------
                                                                                    Percent of Class
                                                            Aggregate Amount         Represented By
               Name                       Citizenship       Beneficially Held       Amount in Line 11
---------------------------------------------------------------------------------------------------------

Palmiotti, Joseph C.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pandit, Vikram S.                            India             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Panjwani, Raju H.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pannell, Carol Amanda                   United Kingdom         93,573,751                15.64%
---------------------------------------------------------------------------------------------------------
Pannkuk, Paul A.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Papamarkakis, George                        Greece             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pappas, Iiman                            United States         93,623,293                15.65%
---------------------------------------------------------------------------------------------------------
Parekh, Shyam H.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Parent, Margaret M.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Paris, Pierre Jean                          France             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Parr, Gary W.                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Parry, Clive J.                         United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pasciucco, Gerard                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pasko, Christopher T.                    United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pate, Bruce A.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Patel, Mukesh D.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Patel, Nandkishore                         Tanzania            93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Paterson, Scott L.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Patten, Veeswanaden R.                     Mauritius           93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Patyk, Daniel G.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pavoncelli, Riccardo                         Italy             93,575,627                15.64%
---------------------------------------------------------------------------------------------------------
Pearl, Diane A.                          United States         93,574,135                15.64%
---------------------------------------------------------------------------------------------------------
Pearson, Sharon E.                      United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pecori Giraldi, Galeazzo                     Italy             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pellecchio, Ralph L.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pelosky, Robert J.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pena, Alexander A.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Penington, Michael                      United Kingdom         93,573,916                15.64%
---------------------------------------------------------------------------------------------------------
Penney, David J.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Penney, Howard W.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Penwell, Stephen B.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pereira, Ian C. T.                           Japan             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pereira, Paulo C.                          Portugal            93,573,710                15.64%
---------------------------------------------------------------------------------------------------------
Perella, Joseph R.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Perlman, Mike                            United States         93,574,613                15.64%
---------------------------------------------------------------------------------------------------------
Pernas, Alvaro                               Spain             93,574,305                15.64%
---------------------------------------------------------------------------------------------------------
Perrett, Mark Philip                    United Kingdom         93,573,661                15.64%
---------------------------------------------------------------------------------------------------------
Pesce, Anthony J.                        United States         93,573,802                15.64%
---------------------------------------------------------------------------------------------------------
Peskin, Michael W.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pest, Willie R.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Petersohn, Steven J.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Peterson, Scott C.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------

---------------------------------------------------------------------------------------------------------
              Line 1                        Line 6               Line 11                 Line 13
---------------------------------------------------------------------------------------------------------
                                                                                    Percent of Class
                                                            Aggregate Amount         Represented By
               Name                       Citizenship       Beneficially Held       Amount in Line 11
---------------------------------------------------------------------------------------------------------

Peterson, Wayne D.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Petery, Andras R.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Petit, Richard A.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Petitgas, Franck R.                         France             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Petri, Lawrence M.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Petrick, Michael J.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Petrow, Christopher G.                   United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Petrozzo, Daniel P.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Phillips, Charles E.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Phillips, Craig S.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pillepich, George M.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pipa, Andrew C.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pitcher, James S.                       United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pivirotto, Richard R.                    United States         93,576,713                15.64%
---------------------------------------------------------------------------------------------------------
Placentra, Daniel R.                     United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pochtar, Elaine N.                       United States         93,574,898                15.64%
---------------------------------------------------------------------------------------------------------
Pokrzywinski, Jennifer A.                United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Polsky, Lisa K.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pope, Patricia                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Porat, Ruth M.                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Porte, Thierry G.                        United States         93,576,383                15.64%
---------------------------------------------------------------------------------------------------------
Portelli, Susan M.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Portnow, Loren                           United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Portogallo, Richard                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Posner, Kenneth A.                       United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pott, Kenneth G.                         United States         93,574,280                15.64%
---------------------------------------------------------------------------------------------------------
Potter, Ian Henry Franklin                  Canada             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Potter, Steven G.                        United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Poulos, Perry                            United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Poulton, Roger                          United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Powers, David R.                         United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Prakash, Akash                               India             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pratt, Frank T.                          United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Prideaux De Lacy, Dawn R.               United Kingdom         93,574,567                15.64%
---------------------------------------------------------------------------------------------------------
Procter, Alexis Robert                  United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pugh, Martin Robert                     United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Purcell, Philip J.                       United States         96,282,498                16.10%
---------------------------------------------------------------------------------------------------------
Putcha, Ramakrishna N.                       India             93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Putterman, Jules B.                      United States         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pyatt, Lyn                              United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Pyle, Frances                           United Kingdom         93,573,413                15.64%
---------------------------------------------------------------------------------------------------------
Query, James B.                          United States         93,573,594                15.64%
---------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Quigley, Richard.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Quigley, Donal A.                        United Kingdom         93,574,368                15.64%
----------------------------------------------------------------------------------------------------------
Rabin, Michael D.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Raettig, Lutz                                Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Raffel, Andreas                              Germany            93,573,808                15.64%
----------------------------------------------------------------------------------------------------------
Ragovin, Scott H.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rahbany, Russell A.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rai, Hardip                              United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ramachandran, Narayan                         India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ramakrishnan, Guru K.                         India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ramshaw, Julie                           United Kingdom         93,574,287                15.64%
----------------------------------------------------------------------------------------------------------
Rana, Aditya                                  India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Randolph, Guy D.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rankin, Charles                          United Kingdom         93,574,011                15.64%
----------------------------------------------------------------------------------------------------------
Rankin, Richard                              Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rankowitz, Andrew V.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rankowitz, Michael L.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ratib, Ahmet V.                              Cyprus             93,573,624                15.64%
----------------------------------------------------------------------------------------------------------
Rault, Joseph M.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ravitz, Leslie C.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reddy, Stephen D.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Redman, Brian E.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Redpath, James S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reed, Michael J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reeke, Gail Hunt                          United States         93,577,043                15.64%
----------------------------------------------------------------------------------------------------------
Reese, Ronald R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Refvik, Olav N.                              Norway             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reich, Christopher V.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reicin, Glenn M.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reid, Donald S.                              Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reid, Ian M.                             United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reid, William R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reiland, William T.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reilly, Christine I.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reilly, Timothy B.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rein, Walter                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reinbold, Michael J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Remec, Marko C.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Remley, Kevin W.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Renton, Stephen                          United Kingdom         93,575,442                15.64%
----------------------------------------------------------------------------------------------------------
Repeta, Lawrence                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Restaino, Paolo Anthony                       Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Revelli, Paolo                                Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reynolds, John R.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Reynoldson, John R.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rhodes, James G.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rice, Mark R.                             United States         93,574,834                15.64%
----------------------------------------------------------------------------------------------------------
Richard, Michael D.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Richard, Scott F.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Richardson, Alasdair Cameron             United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Richardson, Gordon                       United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Richardson, Lorraine A.                  United Kingdom         93,575,956                15.64%
----------------------------------------------------------------------------------------------------------
Riche, Eden Matthew                      United Kingdom         93,573,497                15.64%
----------------------------------------------------------------------------------------------------------
Richter, Maria Del Carmen                    Panama             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Richter, Todd B.                          United States         93,594,487                15.65%
----------------------------------------------------------------------------------------------------------
Riefler, Linda H.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Riley, James R.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Riley, Thomas R.                          United States         93,574,152                15.64%
----------------------------------------------------------------------------------------------------------
Rimland, Allan J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Roach, Kevin T.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Roach, Stephen S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Robert, Marc Henri                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Roberts, John A.                         United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Robertson, Michael H.                    United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Robertson, Struan B.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Robey, Simon C.                          United Kingdom         93,573,652                15.64%
----------------------------------------------------------------------------------------------------------
Robino, Christopher M.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Robinson, John D.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Robson, Glenn R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rochat, Christian Pierre                   Switzerland          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rodman, Kevin L.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Roessler, Gustavo S.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Roger, Robin                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rohde, Gregory John                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rolison, Leslie                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rollings, Michael T.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rollyson, Mikel M.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rookwood, Mark S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rooney, Robert P.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Root, Marshal E.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rosenbaum, Ann K.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rosenthal, Andrew                         United States         93,574,403                15.64%
----------------------------------------------------------------------------------------------------------
Rosenthal, Richard L.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rosenthal, Richard S.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Ross, Ian                                    Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rosseinsky, Nicholas Martin              United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rossi, Marie                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Roth, Christian G.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Roth, Philip J.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rothberg, Howard                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rothberg, Rei W.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rowe, Tamsin E.E.                        United Kingdom         93,574,927                15.64%
----------------------------------------------------------------------------------------------------------
Rowley, Andrew F.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rubenstein, Alan Martin                  United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ruddleston, Paul Stephen                 United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rudner, Stephen C.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ruegnitz, Steven A.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Runde, James A.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rusis, Armins K.                          United States         93,573,613                15.64%
----------------------------------------------------------------------------------------------------------
Russell, David A.                        United Kingdom         93,575,646                15.64%
----------------------------------------------------------------------------------------------------------
Russell, Rajan Hollingsworth             United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Russinelli, Thomas W.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Russo, Stefano                                Italy             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ryan, Donald P.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ryan, Jeffrey P.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ryan, Robert J.                              Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Rybak, William                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ryder, Christopher J.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ryusekido, Seiji                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sabounghi, Edgar A.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sack, John H.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sacks, Michael                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sahadi, Ellen                             United States         93,583,652                15.64%
----------------------------------------------------------------------------------------------------------
Saito, Makoto                                 Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sakata, Akihito                               Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sakurada, Koichi                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Salant, Marshal L.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Salcedo, Antonio Jose                         Spain             93,574,612                15.64%
----------------------------------------------------------------------------------------------------------
Salisbury, Joshua M.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Salisbury, William R.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Salmon, Robert E.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sama, Alok                                    India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sandberg, Bruce R.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sanders, William J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sandling, M. James                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sands, Julia C.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Sandulli, Richard P.                      United States         93,573,510                15.64%
----------------------------------------------------------------------------------------------------------
Sargent, Robert A.                       United Kingdom         93,573,652                15.64%
----------------------------------------------------------------------------------------------------------
Sasaki, Mami                                  Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sato, Yasuo                                   Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Saucedo, Colette                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Savage, Luke                             United Kingdom         93,573,652                15.64%
----------------------------------------------------------------------------------------------------------
Saveliff, James F.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Saxe, Jonathan K.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Saxe, Susan E.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Saxton, Thomas J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sayers, Michael                          United Kingdom         93,573,980                15.64%
----------------------------------------------------------------------------------------------------------
Schaaff, Harold J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schaefer, John H.                         United States         93,762,070                15.67%
----------------------------------------------------------------------------------------------------------
Schaefer, Paula                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Scheuer, Alan                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schiavo, Anthony                          United States         93,573,413                15.64%
Schieffelin, Allison                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schlarbaum, Gary G.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schlueter, James B.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schmid, James D.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schmitt, Dietmar R.                          Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schneickert, Michael D.                   United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schneider, Thomas                         United States         94,749,433                15.84%
----------------------------------------------------------------------------------------------------------
Schneider, Walter B.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schoder, Andrew O.                        United States         93,586,893                15.65%
----------------------------------------------------------------------------------------------------------
Schoen, Jon S.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schoff, Peter J.                            Australia           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schorin, Charles N.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schots, Eric Louis Jean                      Belgium            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schroeder, Darren D.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schuettler, Hans Joerg                       Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schwalm, Hermann                           Switzerland          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schwartz, Richard C.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schwarz, Timothy R.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Schwed, Gustavo R.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Scott, Andrew C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Scott, Charles H                         United Kingdom         93,574,526                15.64%
----------------------------------------------------------------------------------------------------------
Scott, James H.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Scott, Robert G                           United States         93,624,989                15.65%
----------------------------------------------------------------------------------------------------------
Scowcroft, JohnA.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Scully, Robert W.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sculthorpe, Robert B.                     United States         93,831,783                15.69%
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Scurletis, Dennis T.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Seah, Kiat Seng                             Singapore           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sears, Timothy D.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Seery, Christopher S.                     United States         93,573,736                15.64%
----------------------------------------------------------------------------------------------------------
Seigel, Mark A.                           United States         93,577,373                15.64%
----------------------------------------------------------------------------------------------------------
Seiler, Alex W.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sekaran, Rajan                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Selim, Omar                                  Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sella, Roberto M.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sellars, Tara Kay                        United Kingdom         93,573,978                15.64%
----------------------------------------------------------------------------------------------------------
Semmelhaack, Mary Ellen                   United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Senouf, Andres                              Venezuala           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Serra, Loredana                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sethi, Vinod R.                               India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Seto, Richard                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sexauer, Stephen C.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Shah, Alkesh                                  India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Shah, Dhiren H.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Shapiro, John A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sharma, Sutesh K.                        United Kingdom         93,573,657                15.64%
----------------------------------------------------------------------------------------------------------
Shea, Dennis F.                           United States         93,575,393                15.64%
----------------------------------------------------------------------------------------------------------
Shear, Neal A.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Shelley, Cameron                         United Kingdom         93,573,613                15.64%
----------------------------------------------------------------------------------------------------------
Shelton, John                            United Kingdom         93,573,918                15.64%
----------------------------------------------------------------------------------------------------------
Shelton, Richard David                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Shen, Bing                                    China             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Shepardson, Robert M.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Shepherd, Frederick                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sheppard, Nicholas                       United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sherron, Neil A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sherva, Dennis G.                         United States         93,573,423                15.64%
----------------------------------------------------------------------------------------------------------
Shigenari, Yoshihiko                          Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Shirahige, Masayoshi                          Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Short, Marium A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Siao, StanfordTzu-Ang                        Taiwan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sidor, Joseph A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Siefert, Eric P.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Silberstein, Thomas J.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Silewicz, Jeremy                         United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Silver, Caroline Louise                  United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Silver, Harry S.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Silver, Naomi B.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Simkowitz, Daniel A.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Simonian, Jon D.                          United States         93,583,313                15.64%
----------------------------------------------------------------------------------------------------------
Simonyan, Rair                               Russia             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Simpson, Justin S.                           Ireland            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sine, Jeffrey A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sipprelle, Dwight D.                      United States         93,583,413                15.64%
----------------------------------------------------------------------------------------------------------
Sitarz, Paul J.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Siu, Anthony                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Siu, Kiu C.                                 Hong Kong           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Six, Scott                                United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Skaff, Michael S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Skiba, Jack L.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Skinner, Alan William                    United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Skinner, Geoffrey F.                         Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Skov, Andy B.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sladkus, Mark H.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Slaughter, J. E. Hoke                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Slayton, Scott P.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Slefinger, Thomas                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Slingo, Matthew Conway                   United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Smesko, Raymond M.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Smith, Charissa H.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Smith, Jeffrey W.                         United States         93,575,945                15.64%
----------------------------------------------------------------------------------------------------------
Smith, John-Paul                         United Kingdom         93,573,699                15.64%
----------------------------------------------------------------------------------------------------------
Smith, Judith A.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Smith, Palmer N.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Smith, Paul E.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Smith, Peter R. G.                       United Kingdom         93,574,021                15.64%
----------------------------------------------------------------------------------------------------------
Smith, R. Bram                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Smith, Warren Charles Henry              United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Smith, William B.                         United States         93,922,490                15.70%
----------------------------------------------------------------------------------------------------------
Smithson, Amanda L. D.                   United Kingdom         93,575,226                15.64%
----------------------------------------------------------------------------------------------------------
Sobol, John S.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sonnenborn, Monroe R.                     United States         93,576,653                15.64%
----------------------------------------------------------------------------------------------------------
Sood, Vivek                                   India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Soter, Arthur P.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Souchon, Stephen Alec                   Republic of South Africa93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Souter, Robert J.                        United Kingdom         93,574,519                15.64%
----------------------------------------------------------------------------------------------------------
Souviron, Laurent N.                         France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Spellman, Kim I.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Spellman, Michael F.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Spence, John F.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Spencer, Cordell G.                          Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sperling, Andrew N.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Spingardi, Tomaso                             Italy             93,573,762                15.64%
----------------------------------------------------------------------------------------------------------
Spitzley, Ray L.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Spurrier, Clark A.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stabenau, Heinrich H.                     United States         93,575,393                15.64%
----------------------------------------------------------------------------------------------------------
Stadler, Joseph P.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stamm, Jeffrey M.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stanley, Harry                           United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Staunton, Jane A.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Steele, Kenneth J.                       United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stein, Jens-Peter                            Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Steinberg, David L.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Steinberg, William D.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Steinman, Richard M.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stern, Steven S.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sternberg, Michael I.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stewart, Colin R.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stewart, James C.                            Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stewart, John R.                          United States         93,573,908                15.64%
----------------------------------------------------------------------------------------------------------
Stiker, Edward S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stokes, Kathleen                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stolbof, Paul S.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stoltz, Murray C.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stone, Jonathan Barry                    United Kingdom         93,573,982                15.64%
----------------------------------------------------------------------------------------------------------
Stone, Neil                               United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stonham, Sandra Jane                     United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stott, Peter                             United Kingdom         93,573,785                15.64%
----------------------------------------------------------------------------------------------------------
Stoupnitzky, Gregory A.                      France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stracka, Timothy T.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Strain, Clifton E.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Strain, Jonathan M.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Straus, John A.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Strong, William H.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Struble, K. Lynn Medlin                   United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Studzinski, John J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stux, Ivan E.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Stynes, James B.                          United States         93,574,898                15.64%
----------------------------------------------------------------------------------------------------------
Suarez, Glen Patrick                     United Kingdom         93,573,906                15.64%
----------------------------------------------------------------------------------------------------------
Sugio, Kunihiko                               Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sullivan, John                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sullivan, Timothy J.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Sundaram, Ram K.                              India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sutherland, David K.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Suzuki, Hirohiko                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Suzuki, Sho                                   Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Sweeney, Francis J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Swift, Richard W.                         United States         93,575,393                15.64%
----------------------------------------------------------------------------------------------------------
Szilasi, William J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Szucs, Iain                              United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tacchi, John Robert                      United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tachibana, Mario                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Takaseki, Hitoshi                             Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Takasugi, Tetsuo                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Takita, Shuma C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Talbert, W. Pike                          United States         93,575,166                15.64%
----------------------------------------------------------------------------------------------------------
Talisse, Edward P.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tammenoms Bakker, Carla                    Netherlands          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tamura, Alberto                               Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tamura, Alvaro J.                           Colombia            93,573,930                15.64%
----------------------------------------------------------------------------------------------------------
Tan, Soo Hock                               Singapore           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Taniguchi, Shoji                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tanimoto, Shinichi                            Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tanner, James L.                          United States         93,575,063                15.64%
----------------------------------------------------------------------------------------------------------
Taras, Raymond C.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Taricco, Marco                                Italy             93,573,537                15.64%
----------------------------------------------------------------------------------------------------------
Tarika, Roger C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tarrant, Cecilia                           New Zealand          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tatsumi, Shunzo                               Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Taubman, Paul J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tell, Martin R.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Teman, David                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Teplitz, Jonathan B.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Terreson, Douglas T.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tharnstrom, Charles A.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Thees, Thomas M.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Theil, Paul M.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Thivierge, Ann D.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Thomas, Grady G.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Thomas, Jennifer A.                      United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Thomas, Owen D.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Thomas, Paul L.                          United Kingdom         93,577,313                15.64%
----------------------------------------------------------------------------------------------------------
Thomas, Philip Michael                   United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Thomas, Richard H.                       United Kingdom         93,577,892                15.64%
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Thompson, Timothy S.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Thorman, Walter E.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Thorpe, James R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tierney, Raymond M.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tilley, James A.                             Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Timmins, David John                      United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tisdale, Andrew A.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Togut, David M.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Toldalagi, Paul M.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tominaga, Hiroshi                             Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tonckens, Jaap C                           Netherlands          93,573,773                15.64%
----------------------------------------------------------------------------------------------------------
Topper, David J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Torop, Robert                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tory, Michael Alexander                      Canada             93,581,865                15.64%
----------------------------------------------------------------------------------------------------------
Toubale, Tarek                               France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Towse, Robert C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tracy, John M.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Trainor-Degirolamo, Sheldon                 Australia           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Trapnell, Andrew Graham                  United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Trapp, Goran Par                             Sweden             93,574,045                15.64%
----------------------------------------------------------------------------------------------------------
Trauber, Stephen M.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Travis, John Brown                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Treichel, Edward                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Trenchard, David F.                      United Kingdom         93,574,340                15.64%
----------------------------------------------------------------------------------------------------------
Troth, David                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Truten, Lorraine                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tsai, Andrew S.                             Hong Kong           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tucker, Huw M.                           United Kingdom         93,575,004                15.64%
----------------------------------------------------------------------------------------------------------
Tufariello, Anthony B.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Tulp, Allan J.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Turnbull, Michael G.                     United Kingdom         93,575,067                15.64%
----------------------------------------------------------------------------------------------------------
Turowski, Dieter G.                          Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Udechuku, Ike                            United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ueda, Yoshiaki                                Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ulrich, Patricia F.                       United States         93,573,816                15.64%
----------------------------------------------------------------------------------------------------------
Umlauf, Steven Richard                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Upton, Nancy B.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Uttamchandani, Raju                           India             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Uva, Michael D.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Vadala, Charles F.                        United States         93,574,403                15.64%
----------------------------------------------------------------------------------------------------------
Vaden, Andrew T.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Valdivia Hernandez, Jaime                    Mexico             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Vale, Elizabeth A.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Valeiras, Horacio A.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Valencia, Edwin V.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Valentine, James J.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Valentino, Dennis P                       United States         93,573,613                15.64%
----------------------------------------------------------------------------------------------------------
Van Aeken, Chris                             Belgium            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Van Amson, George L.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Van Breugel, Willem Francois               Netherlands          93,573,727                15.64%
----------------------------------------------------------------------------------------------------------
Van Dyke, Henry                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Van Ness, John D.                         United States         93,606,093                15.65%
----------------------------------------------------------------------------------------------------------
Van Nieuwenhuizen, Jan L.                  Netherlands          93,574,179                15.64%
----------------------------------------------------------------------------------------------------------
Vandercar, Eric M.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
VanWyk, Steven                            United States         93,576,572                15.64%
----------------------------------------------------------------------------------------------------------
Varner, Karolyn E.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Varoli, Corrado P.                           Canada             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Vaughan, Gregory V.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Vedovotto, Roberto                            Italy             93,574,352                15.64%
----------------------------------------------------------------------------------------------------------
Vereker, William David                   United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Vial, Patrice Jacques                        France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Vidaurri, Tito O.                            Mexico             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Visser, Jordi C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Vitali, Robert W.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Vogel, George                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Vogelsang, Peter R.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Von Arx, Sabina Esther                     Switzerland          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Von Nathusius, Friedrich                     Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Von Schroder, Benedikt                       Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Von Uffel, George Kurt                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Vonderheide, Mark L.                      United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Voreyer, Robert J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Voute, Gustave A.                          Netherlands          93,578,858                15.64%
----------------------------------------------------------------------------------------------------------
Vrcelj, Stevan                              Australia           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wadsworth, John S.                        United States         93,660,313                15.66%
----------------------------------------------------------------------------------------------------------
Wager, Malcolm                           United Kingdom         93,574,080                15.64%
----------------------------------------------------------------------------------------------------------
Wagner, Glenn N.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Walker, Sir David Alan                   United Kingdom         93,573,780                15.64%
----------------------------------------------------------------------------------------------------------
Wallace, Eileen S.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Walsh, Frederick R.                       United States         93,574,613                15.64%
----------------------------------------------------------------------------------------------------------
Walsh, Nelson S.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ward, J. Steven                          United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Warren, David R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wasson, David F.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Waters, Daniel E.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Waxman, Scott                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Weaver, Robert N.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Webber, Nicholas Gerard                  United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Webley, John                             United Kingdom         93,574,971                15.64%
----------------------------------------------------------------------------------------------------------
Weiant, William M.                        United States         93,573,578                15.64%
----------------------------------------------------------------------------------------------------------
Weidner, Jan                                 Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Weinhoffer, Joseph C.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Weninger, Bernard                            Austria            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wennick, Wayne O.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
West, R. Scott                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Westerfield, John E.                      United States         93,574,413                15.64%
----------------------------------------------------------------------------------------------------------
Westerink, Erik J.                         Netherlands          93,573,515                15.64%
----------------------------------------------------------------------------------------------------------
Weston, Michael                            New Zealand          93,577,552                15.64%
----------------------------------------------------------------------------------------------------------
Wetherell, Weston                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Whalen, Patrick J.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
White, Charlton S.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
White, Clyde F.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
White, William H.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Whitehand, Robert C.                     United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Whittier, Stephanie A.                    United States         93,573,723                15.64%
----------------------------------------------------------------------------------------------------------
Whittington, Marna C.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Whyte, Gregory J.                         United States         93,579,901                15.64%
----------------------------------------------------------------------------------------------------------
Wien, Byron R.                            United States         93,579,353                15.64%
----------------------------------------------------------------------------------------------------------
Wilcox, Marjorie M.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Williamson, John MacKay                  United Kingdom         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Willis, Jonathan Timothy                 United Kingdom         93,574,418                15.64%
----------------------------------------------------------------------------------------------------------
Willner, Ram                              United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wilmott, James M.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wilson, Kirk R.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wilson, Timothy S.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Windisch, Ronald L.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Winnington-Ingram, Rebecca S.            United Kingdom         93,574,734                15.64%
----------------------------------------------------------------------------------------------------------
Winters, Philip W.                        United States         93,574,974                15.64%
----------------------------------------------------------------------------------------------------------
Wipf,T homas G.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wirz, Nicolas                                France             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wiscomb, Thomas T.                        United States         93,576,580                15.64%
----------------------------------------------------------------------------------------------------------
Wise, Michael R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Witte, Kurt F.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wolcott, Samuel H.                        United States         93,750,504                15.67%
----------------------------------------------------------------------------------------------------------
Wolfe, Bruce                              United States         93,573,513                15.64%
----------------------------------------------------------------------------------------------------------
Wolkenberg, Paul                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------

----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Wolkowitz, Benjamin                       United States         93,574,997                15.64%
----------------------------------------------------------------------------------------------------------
Wong, Amy                                 United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wong, David K.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Woo, Kelvin Kam-For                         Hong Kong           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wood, III, Edward                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wood, Jerome C.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wood, Paul D.                            United Kingdom         93,574,849                15.64%
----------------------------------------------------------------------------------------------------------
Wood, Thomas S.                           United States         93,573,713                15.64%
----------------------------------------------------------------------------------------------------------
Woodley, John A.                        Republic of South Africa93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Woolworth, Richard G.                     United States         93,574,913                15.64%
----------------------------------------------------------------------------------------------------------
Worley, Richard B.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wotowicz, John S.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wright, Alyce Anne                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wright, David C.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wright, Lundy R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wright, Peter John                         New Zealand          93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wright, William H.                        United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wu, Chang Gen                                 China             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wyman, Charles C.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Wynne, Brian L.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Xie, Andy Guozhong                            China             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Yaffe, Randy S.                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Yamamoto, Atsushi                             Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Yamamoto, Takatoshi                           Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Yamamura, Takashi                             Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Yang, Ho C.                                   Korea             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Yankou, Thomas J.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Yao, Edward S.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Yashiro, Tetsuro                              Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Yawand-Wossen, Yared M.                   United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Yeoman, Roger                            United Kingdom         93,575,821                15.64%
----------------------------------------------------------------------------------------------------------
Yingling, Jeffrey W.                      United States         93,579,105                15.64%
----------------------------------------------------------------------------------------------------------
Yoshizawa, Masamichi                          Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
You, Harry L.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Young, Andrew R.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Young, Harrison                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Young, Spencer C.                         United States         93,574,073                15.64%
----------------------------------------------------------------------------------------------------------
Young, Tyrrell Astley                    United Kingdom         93,574,569                15.64%
----------------------------------------------------------------------------------------------------------
Yu, Ya-Wen J.                             United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Yuki, Kohei                                   Japan             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zabaleta, Paul E.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zager, Drew J.                            United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------


----------------------------------------------------------------------------------------------------------
              Line 1                         Line 6               Line 11                 Line 13
----------------------------------------------------------------------------------------------------------
                                                                                     Percent of Class
                                                             Aggregate Amount         Represented By
               Name                        Citizenship       Beneficially Held       Amount in Line 11
----------------------------------------------------------------------------------------------------------

Zamora, Julio R.                             Mexico             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zaoui, Michael A.                            France             93,574,766                15.64%
----------------------------------------------------------------------------------------------------------
Zapico, Martin A.                        United Kingdom         93,575,801                15.64%
----------------------------------------------------------------------------------------------------------
Zatlukal, Heidi Gabriele                     Germany            93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zaumseil, Brice W.                        United States         93,574,403                15.64%
----------------------------------------------------------------------------------------------------------
Zeller, Dwight E.                         United States         93,599,372                15.65%
----------------------------------------------------------------------------------------------------------
Zeller-Landau, Nancy J.                   United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zhang, Songyi                               Hong Kong           93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zhu, Jia Jonathan                             China             93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Ziegelbaum, Michael H.                    United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zimmerman, John                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zimmermann, George A.                     United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zola, Matthew J.                          United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zoli, Giovanni B.                         United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zollo, Joseph A                           United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------
Zuckert, Michael S.                       United States         93,573,413                15.64%
----------------------------------------------------------------------------------------------------------

Item 1. Security and Issuer.
        -------------------

     This statement relates to the Common Stock, par value $.01 per share (the "MSDW Shares"), of Morgan Stanley Dean Witter & Co., a Delaware corporation. The merger (the "Merger") of Morgan Stanley Group Inc. ("Morgan Stanley") with and into Dean Witter, Discover & Co. ("Dean Witter Discover") was effective as of May 31, 1997. Pursuant to the Merger, Dean Witter Discover, the surviving corporation of the Merger, changed its name to "Morgan Stanley, Dean Witter, Discover & Co." ("MSDWD"). As a result of the Merger, each issued and outstanding share of Morgan Stanley common stock, par value $1.00 per share (the "MS Shares"), was converted (subject to certain exceptions) into 1.65 MSDW Shares. On March 24, 1999, MSDWD changed its corporate name to Morgan Stanley Dean Witter & Co. (the "Company"). The address of the principal executive office of the Company is 1585 Broadway, New York, New York 10036.

Item 2. Identity and Background.
        -----------------------

     (a)-(c), (f) The cover sheets to this statement and Appendix A hereto contain the names of the persons (the "Reporting Persons") who beneficially own MSDW Shares that are subject to the voting and any disposition restrictions set forth in (1) the employee Stockholders' Agreement and/or any of the Plan Agreements or (2) the MAS Agreements or (3) the VKAC Agreements (collectively, the "Restrictive Agreements"), all as described in Item 6, to which such persons are party to and on whose behalf this filing is made. The cover sheets to this statement and Appendix A provide the name, citizenship and aggregate amount beneficially held by each Reporting Person. The business address of each of the Reporting Persons is 1585 Broadway, New York, NY 10036.

     (d)-(e) No Reporting Person during the last five years has been convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or has been a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining future violations of, or prohibiting or mandating activities subject to, Federal or state securities laws or finding any violation with respect to such laws.

Item 3. Source and Amount of
        Funds or Other Consideration.
        ----------------------------

     The MSDW Shares held by the Reporting Persons are beneficially owned pursuant to one or more of the following:

        (1) Pursuant to the recapitalization (the "Recapitalization") effective February 14, 1986 in which holders of Morgan Stanley's then outstanding privately-held common stock and non-cumulative preferred stock received MS Shares, and holders of Morgan Stanley's outstanding $8 cumulative senior preferred stock received shares of $8 Cumulative Convertible Preferred Stock, stated value $100 per share (the "Convertible Preferred Shares"), all of which were subsequently converted into MS Shares (the MSDW Shares beneficially owned by the Reporting Persons and resulting from the conversion in the Merger of MS Shares (including the MS Shares received upon conversion of the Convertible Preferred Shares) obtained pursuant to the Recapitalization are referred to herein as "Recapitalization Shares");

     (2) Pursuant to participation in the Company's 1986 Stock Option Plan (the "Option Plan"), the Company's Performance Unit Plan (the "PUP Plan"), the Company's 1988 Equity Incentive Compensation Plan (the "1988 Equity Incentive Plan"), the Company's 1995 Equity Incentive Compensation Plan (the "1995 Equity Incentive Plan" and, together with the 1988 Equity Incentive Plan, the "Equity Incentive Plans") and/or the Company's U.K. Group Profit Sharing Scheme and Plan (the "U.K. Profit Sharing Scheme") and/or similar employee benefit plans or arrangements (the Option Plan, the PUP Plan and the Equity Incentive Plans are referred to collectively as the "Plans", and the MSDW Shares beneficially owned pursuant to participation in such Plans and the U.K. Profit Sharing Scheme being referred to herein as "Benefit Plan Shares");

     (3) Pursuant to the acquisition of MS Shares (which were subsequently converted in the Merger into MSDW Shares) as part of the purchase price paid to certain of the Reporting Persons (the "Former MAS General Partners") in respect of the sale on January 3, 1996 of their general partnership interests in Miller Anderson & Sherrerd, LLP, a Pennsylvania registered limited liability partnership ("MAS"), to Morgan Stanley Asset Management Holdings Inc., an indirect wholly-owned subsidiary of the Company ("MSAMHI") (such MSDW Shares being referred to herein as the "MAS Shares"); and

     (4) Pursuant to the acquisition of MSDW Shares resulting from the conversion of Series A 4% Exchangeable Redeemable Preferred Stock of MSAM Holdings II, Inc., a wholly-owned subsidiary of the Company ("MSAMHII"), stated value $100 per share (the "MSAMHII Convertible Preferred"), acquired as part of the purchase price paid to certain of the Reporting Persons (the "Former VKAC Officers") in exchange for the contribution on October 31, 1996 of their interest in VK/AC Holding, Inc. ("VKAC") to MSAMHII in conjunction with MSAMHII's acquisition of VKAC (such MSDW Shares being referred to herein as the "VKAC Shares"); and

     (5) Pursuant to privately negotiated or open market transactions or participation in various employee benefit and executive compensation plans of Dean Witter Discover (the "DWD Plans") (the MSDW Shares beneficially owned pursuant to such transactions being referred to herein as "Separately Acquired Shares").

     In addition, many of the Reporting Persons are participants in the Company's Employee Stock Ownership Plan (the "ESOP"), under which they have been allocated shares of the Company's ESOP Convertible Preferred Stock (the "ESOP Stock") (including shares of Morgan Stanley ESOP Convertible Preferred Stock that were converted in the Merger into ESOP Stock). Each share of ESOP Stock is convertible into 3.3 MSDW Shares, and each share of ESOP Stock is entitled to
4.455 votes on all matters submitted to a vote of the holders of MSDW Shares, voting together with the holders of MSDW Shares as one class. The ESOP Stock and the MSDW Shares into which they are convertible are not included in the amounts beneficially owned by Reporting Persons.


     The MS Shares that were converted in the Merger into each Reporting Person's Recapitalization Shares, if any, were acquired in exchange for such Reporting Person's shares of Morgan Stanley's privately-held common stock and non-cumulative preferred stock and/or as a result of the conversion of the Convertible Preferred Shares; each Reporting Person's Benefit Plan Shares and shares of ESOP Stock, if any (including the MS Shares that were converted in the Merger into each Reporting Person's Benefit Plan Shares and shares of ESOP

Stock, if any), were acquired pursuant to the terms of the Plans, the U.K. Profit Sharing Scheme and the ESOP in consideration of services rendered and, in the case of MSDW Shares to be acquired pursuant to an exercise of options granted under a Plan, will be acquired by payment of the exercise price of the option; the MS Shares that were converted in the Merger into each Former MAS General Partner's MAS Shares were acquired as part of the purchase price paid in connection with the sale of their general partnership interests in MAS as described above; the VKAC Shares were acquired by the Former VKAC Officers upon their exchange of their shares of MSAMHII Convertible Preferred which were acquired in consideration for the contribution of their interests in VKAC to MSAMHII in conjunction with MSAMHII's acquisition of VKAC as described above; and each Reporting Person's Separately Acquired Shares, if any (including the MS Shares that were converted in the Merger into each Reporting Person's Separately Acquired Shares, if any), were acquired by payment of personal funds or as a gift or pursuant to the terms of various DWD Plans in consideration of services rendered and, in the case of MSDW Shares to be acquired pursuant to an exercise of options granted under a DWD Plan, will be acquired by payment of the exercise price of the option.

Item 4.   Purpose of Transaction.
          ----------------------

Recapitalization Shares

     The Recapitalization was effected as of February 14, 1986, and the Recapitalization Shares were acquired in order to facilitate an initial public offering of the MS Shares. Prior to the Recapitalization, the then Managing Directors and Principals of Morgan Stanley & Co. Incorporated, a subsidiary of the Company (and, at the time of the Recapitalization, a subsidiary of Morgan Stanley), owned all of Morgan Stanley's common stock. After the Recapitalization and the initial public offering of the MS Shares, such Managing Directors and Principals (as a group) owned approximately 79% of the MS Shares, the voting and disposition of which were subject to the Stockholders' Agreement (defined below in Item 6). The voting and disposition restrictions currently applicable to the Recapitalization Shares are discussed in Item 6.

Benefit Plan Shares

     Subsequent to April 3, 1996 up to an aggregate of 87,466,484 MS Shares corresponding to 144,319,698 MSDW Shares following the Merger, were authorized for issuance pursuant to the 1995 Equity Incentive Plan. Awards may no longer be granted under the Option Plan, the PUP Plan and the 1988 Equity Incentive Plan, although MSDW Shares beneficially owned pursuant to such plans (as a result of the conversion of MS Shares in the Merger) remain outstanding.

     Each of the Plans is administered by the Compensation Committee of the Board of Directors (the "Compensation Committee"), which selects the particular eligible persons who will receive awards under the Plans and many of the DWD Plans and determines the size and terms of such awards. All members of the Compensation Committee are outside directors.



     Option Plan

     The purpose of the Option Plan was to provide an incentive to certain Managing Directors, Principals, officers, key employees and consultants of the Company and its subsidiaries ("Certain Personnel") to remain in the employ of the Company and such subsidiaries and to increase their interest in the success of the Company by offering them an opportunity to obtain a proprietary interest in the Company through the grant of options to purchase MS Shares (all options outstanding at the time of the Merger were converted into options to purchase MSDW Shares).

     Awards were granted under the Option Plan from 1986-1988 ("SOP Options"); awards may no longer be granted under the Option Plan.

     The exercise price of an SOP Option was not permitted to be less than 100% of the fair market value of the MS Shares subject to the SOP Option as of the grant date, as determined by the Compensation Committee. An SOP Option became exercisable at a rate of one-third of the number of MS Shares covered by such option grant after each of the first three anniversaries of the date of grant, unless the Compensation Committee otherwise provided. All SOP Options have been exercised or have expired.

     The individual option agreement entered into by any Reporting Person pursuant to the Option Plan contains restrictions on voting of any MS Shares (or following the Merger, MSDW Shares) acquired pursuant to the Option Plan as discussed in Item 6.

     PUP Plan

     The purpose of the PUP Plan was to benefit and advance the interests of the Company and its subsidiaries by rewarding Certain Personnel for their contributions to the financial success of the Company and thereby motivate them to continue to make such contributions in the future by awarding performance units (the "Performance Units") whose value was determined by reference to earnings per share of the MS Shares over a stated period of time.

     Awards were granted under the PUP Plan from 1986-1988; awards may no longer be granted under the PUP Plan.

     The value of a Performance Unit is equal to the Company's consolidated earnings per share (as determined by the Compensation Committee in accordance with the terms of the PUP Plan) during the period commencing on the first date of the Company's fiscal quarter which includes the date as of which a Performance Unit was awarded (the "Base Date") and ending on the earlier of (i) the last day of the Company's fiscal year which includes the date on which such Performance Unit was awarded and (ii) the last day of the Company's fiscal quarter in which a participant's employment is terminated by reason of death, long-term disability or retirement, or to such other date as is determined by the Compensation Committee (the "Valuation Date"). After the value of Performance Units was determined, such value generally was distributed to the recipient in equal installments on or as soon as practicable following each of the first and second anniversaries of the Valuation Date. The PUP Plan provides that 50% of each installment of such value is paid in MS Shares, and the balance is paid in cash, although the Compensation Committee may increase the percentage paid in cash or in MS Shares. All MS Shares paid to participants in the PUP Plan were converted into MSDW Shares in the Merger.

     The individual PUP Plan agreement entered into by a Reporting Person pursuant to the PUP Plan contains restrictions on voting and disposition of any MSDW Shares acquired as discussed in Item 6.

     Equity Incentive Plans

     The purpose of the Equity Incentive Plans is to attract, retain and motivate Certain Personnel, to compensate them for their contributions to the growth and profits of the Company and to encourage ownership by them of MSDW Shares (or, prior to the Merger, MS Shares). Under the 1995 Equity Incentive Plan the following individuals are also eligible to receive awards: nonemployee directors of subsidiaries of the Company; employees and consultants of joint ventures, partnerships or similar business organizations in which the Company has an equity or similar interest; and former employees or former consultants of the Company and of such joint ventures, partnerships or similar business organizations. The 1995 Equity Incentive Plan was adopted in accordance with the requirements of Section 162(m) of the Code, as amended, and Rule 16b-3 of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

     Awards under the Equity Incentive Plans may be in the form of (i) stock awards consisting of one or more MSDW Shares granted or offered for sale to eligible individuals ("Restricted Shares"), (ii) stock units which are settled by delivery of MSDW Shares ("Stock Units") and/or (iii) nonqualified options to purchase MSDW Shares ("EIP Options"). Awards under the 1995 Equity Incentive Plan may also be in the form of incentive stock options, stock appreciation rights and other forms of equity-based or equity-related awards as determined by the Compensation Committee; to date, these types of awards have not been granted. MSDW Shares issued pursuant to the Equity Incentive Plans may, in the discretion of the Compensation Committee, be made subject to the same voting restrictions that are set forth in the Stockholders' Agreement and in the Plan Agreements (as defined in Item 6).

     Awards under the Equity Incentive Plans may, in the discretion of the Compensation Committee, be made in substitution for cash or other compensation payable to an eligible individual. The Compensation Committee may establish rules pursuant to which an eligible individual may elect to receive one form of award in lieu of any other form of award, or may elect to receive additional awards in lieu of some or all of the cash portion of his compensation.

     An EIP Option entitles the participant to acquire a specified number of MSDW Shares at an exercise price as determined by the Compensation Committee. The exercise price may be paid in cash or MSDW Shares or a combination thereof. The Compensation Committee has also authorized a "cashless" exercise procedure that affords participants the opportunity to sell immediately some or all of the MSDW Shares underlying the unexercised portion of an EIP Option in order to generate sufficient cash to pay the exercise price and/or to satisfy withholding tax obligations related to the EIP Option. EIP Options expire not later than ten years from the date of award.

     Restoration Option Rights ("RORs") have been granted with respect to certain EIP Options. An ROR entitles the grantee in respect of an underlying option (an "Underlying Option"), upon exercise of such Underlying Option at a time when the grantee is an employee of the Company, and upon tendering MSDW Shares to the Company in satisfaction of the exercise price of such Underlying Option, to the automatic grant of an additional EIP Option (a "Restoration Option") to acquire the number MSDW Shares equal to the number of MSDW Shares delivered to pay the exercise price of the Underlying Option, and delivered or withheld to pay taxes owed as a result of such exercise. The exercise price of a Restoration Option shall be the closing price of an MSDW Share on the date of exercise of the Underlying Option. All other terms and conditions of a Restoration Option, including the expiration date, shall be the same as the Underlying Option.

     Awards were granted under the 1988 Equity Incentive Plan from 1988-1996; awards may no longer be granted under the 1988 Equity Incentive Plan. No awards shall be made under the 1995 Equity Incentive Plan after April 3, 2006 or, in the case of incentive stock options, November 28, 2005.

     U.K. Profit Sharing Scheme

     MSDW Shares purchased on behalf of certain Reporting Persons pursuant to the U.K. Profit Sharing Scheme are purchased with profit-sharing awards and are held pursuant to the terms of the U.K. Profit Sharing Scheme for investment purposes. Such MSDW Shares are not subject to the restrictions on voting and disposition contained in any of the Restrictive Agreements.

MAS Shares

     The acquisition of MAS by MSAMHI (together with two of its affiliates) was effected on January 3, 1996, and the MAS Shares were acquired by the Former MAS General Partners as part of the purchase price paid in connection with the sale of their general partnership interests in MAS. The voting and disposition of the MAS Shares are subject to the MAS Agreements (as defined in Item 6). The voting and disposition and other restrictions currently applicable to the MAS Shares are discussed in Item 6.

VKAC Shares

     The acquisition of VKAC by MSAMHII was effected on October 31, 1996, and the VKAC Shares were acquired by the Former VKAC Officers upon their conversion of MSAMHII Convertible Preferred which they had acquired in exchange for the contribution of their interest in VKAC to MSAMHII in conjunction with MSAMHII's acquisition of VKAC. The voting and disposition of the VKAC Shares are subject to the VKAC Voting Agreements (as defined in Item 6). The voting and disposition and other restrictions currently applicable to the VKAC Shares are discussed in
Item 6.

Separately Acquired Shares

     Separately Acquired Shares are held by Reporting Persons for investment purposes or pursuant to the DWD Plans. Such MSDW Shares are not subject to the restrictions on voting and disposition contained in any of the Restrictive Agreements.


                                    *  *  *


     Except for (i) the acquisition of MSDW Shares issued by the Company in the ordinary course of business pursuant to the Plans and the U.K. Profit Sharing Scheme, (ii) the acquisition of MSDW Shares by the Former VKAC Officers upon their exchange of the MSAMHII Preferred Stock (as defined in Item 6) and (iii) the possible acquisition from time to time of additional Separately Acquired Shares for investment purposes or pursuant to the DWD Plans, none of the Reporting Persons has any plans or proposals which relate to or would result in their acquisition of additional MSDW Shares.

     Subject to the restrictions described in Item 6, dispositions of MSDW Shares by Reporting Persons may be made from time to time pursuant to (i) Rule 144 under the Securities Act of 1933, as amended (the "Securities Act"), (ii) a registration statement filed under the Securities Act or (iii) any available exemption from registration under the Securities Act, and in accordance with the individual investment objectives of the Reporting Person disposing of such MSDW Shares.

     Except as previously described in this Item 4, the Reporting Persons as a group do not have any plans or proposals that relate to or would result in any of the matters described in subparagraphs (a)-(j) of Item 4 of Schedule 13D.

Item 5.  Interest in Securities of the Issuer.
         ------------------------------------

     (a) Items (11) and (13) of the cover page of the Reporting Persons are hereby incorporated by reference. As of January 19, 1999, the Reporting Persons as a group may be deemed to beneficially own an aggregate of 104,074,146 MSDW Shares(1), or approximately 17.40%, which represents a 0.5% increase from the amount reported in Amendment No. 1 of Schedule 13D dated January 2, 1998 (the "Last Filing"). Since the Last Filing, the Company granted awards under the Equity Incentive Plans (principally in connection with fiscal 1998 awards which commenced vesting on January 2, 1999), which increased aggregate beneficial ownership by approximately 1.3%, and certain former Dean Witter Discover employees became Reporting Persons. In addition, since the Last Filing, the retirement or termination of certain employees became effective with the result that they are no longer Reporting Persons, certain Reporting Persons disposed of MSDW Shares and the voting restrictions relating to MSDW Shares that were issued to certain retired or terminated employees upon the conversion of Stock Units previously awarded under the Equity Incentive Plans lapsed. The Reporting Persons as a group hereby disclaim beneficial ownership of any MSDW Shares held by any Reporting Person as to which such Reporting Person has sole voting and dispositive power. Each Reporting Person hereby disclaims beneficial ownership of any MSDW Shares which may be deemed to be beneficially owned by other Reporting Persons as members of a group.

     Except as described in Schedule I, no Reporting Person has the right to acquire MSDW Shares during the period of 60 days following January 19, 1999.


-----------------
(1) Includes 5,097,285 MSDW Shares owned by the Reporting Persons that are not subject to any of the Restrictive Agreements and excludes 2,058,656 MSDW Shares into which shares of ESOP Stock allocated to the Reporting Persons are convertible.


  (b) Items (7) - (10) of the cover page or the information provided on Appendix A for each of the Reporting Persons are hereby incorporated by reference.

  (c) Except as described in Schedule II, no Reporting Person has effected any transactions in any MSDW Shares during the period of 60 days preceding January 19, 1999.

  (d)  None.

  (e)  Not applicable.

Item 6.  Contracts, Arrangements,
         Understandings or Relationships
         with Respect to Securities of the Issuer.
         ----------------------------------------

     Reporting Persons who own Recapitalization Shares have entered into a Stockholders' Agreement dated as of February 14, 1986 (the "Stockholders' Agreement") (Exhibits A and B hereto) which contains restrictions regarding the voting and disposition of the Recapitalization Shares. Pursuant to the terms of the Plans, the Compensation Committee has required that certain participants in such Plans enter into agreements that place restrictions on the voting and disposition of MSDW Shares acquired pursuant to such Plans similar to those restrictions set forth in the Stockholders' Agreement. Reference is hereby made to the terms of the agreements or certificates that impose such restrictions pursuant to the Plans (collectively, the "Plan Agreements"), the forms of which are included as Exhibits G, H, I , J and K. Reporting Persons who own MAS Shares have entered into a Purchase Agreement dated as of June 29, 1995, as amended (the "MAS Purchase Agreement"), the relevant provisions of which relating to transfer and other restrictions with respect to the MAS Shares are described under "MAS Shares" below, and have executed (or agreed to become subject to) voting agreements (the "MAS Voting Agreements" (substantially in the form of Exhibit K hereto) and collectively with the MAS Purchase Agreement, the "MAS Agreements"), that place restrictions on voting and disposition of the MAS Shares that are substantially similar to restrictions contained in the Plan Agreements. Former VKAC Officers who own VKAC Shares have executed (or agreed to become subject to) voting agreements (the "VKAC Voting Agreements" (substantially in the form of Exhibit K hereto)), that place restrictions on voting of the VKAC Shares that are substantially similar to restrictions contained in the Plan Agreements. The following descriptions are qualified in their entirety by reference to the Stockholders' Agreement, the Plan Agreements, the MAS Agreements and the VKAC Voting Agreements.

Voting Restrictions and Arrangements

     Each of the individuals listed on the cover page to this report and Appendix A hereto is a party to one or more of the Stockholders' Agreement and the Plan Agreements, the MAS Agreements (in the case of the Former MAS General Partners), and the VKAC Voting Agreements (in the case of the Former VKAC Officers). Pursuant to the voting restrictions contained in the Stockholders' Agreement, the Plan Agreements, the MAS Voting Agreements and the VKAC Voting Agreements, the Reporting Persons, prior to any vote of the stockholders of the Company at a meeting called with respect to any corporate action or before action is taken by written consent (a "Stockholders' Meeting"), may vote all MSDW Shares subject to the voting restrictions in a preliminary vote in such manner as each Reporting Person may determine in his sole discretion (the

"Preliminary Vote"). At the subsequent Stockholders' Meeting, the Reporting Persons must then vote all such MSDW Shares which were voted in the Preliminary Vote on the matter at issue in accordance with the vote of the majority of the MSDW Shares present and voting in the Preliminary Vote. Reporting Persons who cease to be employed by the Company or any of its subsidiaries on or prior to the date of the Preliminary Vote do not participate in and are not bound by the Preliminary Vote.

     Recipients of Restricted Shares under the Equity Incentive Plans are entitled to exercise voting rights with respect to the MSDW Shares underlying such awards upon receipt of such awards. On March 6, 1991 the Company established a trust (the "Trust") pursuant to the Trust Agreement between the Company and State Street Bank and Trust Company, as Trustee (the "Trustee"), dated March 5, 1991 (the "Trust Agreement") (Exhibits L, M and N) pursuant to which the MSDW Shares that correspond to Stock Units are placed in the Trust pending vesting and conversion. Subject to the Company's right to amend or terminate the Trust at any time, the terms of the Trust Agreement permit the active employees of the Company who are holders of Stock Units (other than Certain Personnel in certain non-U.S. jurisdictions as described below) to direct the vote of the MSDW Shares held in the Trust for purposes of the Preliminary Vote. In accordance with the terms of the Voting Agreement between the Trustee and the Company dated March 5, 1991 (Exhibit O), the Trustee has the obligation to vote the MSDW Shares held in the Trust (including MSDW Shares corresponding to Stock Units held by former employees, who do not participate in the Preliminary Vote) in accordance with the result of the Preliminary Vote.

Restrictions on Disposition and Other Arrangements

     Recapitalization Shares, PUP Plan

     The Stockholders' Agreement and certain Plan Agreements presently permit each Reporting Person that is a party thereto to dispose of Recapitalization Shares and/or MSDW Shares acquired pursuant to certain of the Plans (together with the Recapitalization Shares, "Total Restricted Stock") in the following amounts:

                                   % of Total Restricted Stock
     Age at Date of Sale                Permitted to be Sold
     -------------------           ---------------------------

        35 through 38                         10%
        39 through 42                   Additional 10%
        43 through 46                   Additional 10%
        47 through 49                   Additional 10%
        50 and above                    Additional 10%

     If a Reporting Person ceases to be an employee of the Company or any of its subsidiaries, the Stockholders' Agreement and certain of the Plan Agreements permit such Reporting Person to dispose of his Total Restricted Stock without restriction. Reporting Persons may dispose of their Total Restricted Stock Shares at any time, in any amount regardless of the foregoing restrictions, with the consent of the Board of Directors of the Company. MSDW Shares issued to recipients under the PUP Plan and under the jurisdiction of the United Kingdom, are not subject to voting or disposition restrictions.


     Equity Incentive Plans

     A participant will vest in any Restricted Shares, Stock Units or EIP Options, the restrictions on the transferability of Restricted Shares will lapse, Stock Units will convert into MSDW Shares, and any EIP Options awarded will become exercisable, all in accordance with a schedule established by the Compensation Committee. The Compensation Committee may, however, accelerate the vesting of any award, the lapse of restrictions on the transferability of any

Restricted Shares, the date on which Stock Units convert into MSDW Shares and the date on which any EIP Option first becomes exercisable. Prior to vesting and the lapse of restrictions on transferability, none of the awards under the Equity Incentive Plans may be sold, assigned, exchanged or transferred, pledged, hypothecated or otherwise disposed of or encumbered. Certain awards under the Equity Incentive Plans, whether vested or unvested, are also subject to forfeiture in circumstances specified by the Compensation Committee.

     The Company may require a participant to pay a sum to the Company or, pursuant to reduced MSDW Share delivery provisions, the Company may retain the number of MSDW Shares having an equivalent value as may be necessary to cover any taxes or charges imposed with respect to property or income received by a participant pursuant to the Equity Incentive Plans. In addition, upon conversion of Stock Units into MSDW Shares or exercise of EIP Options, the Company may withhold a number of MSDW Shares sufficient to satisfy any obligation a participant owes to the Company resulting from any payment made on the participant's behalf under the tax equalization program for expatriate employees. Under the terms of awards made under the 1995 Equity Incentive Plan, upon payment of an award of Stock Units or exercise of EIP Options, the Company may withhold a number of MSDW Shares sufficient to satisfy any obligation an award recipient owes the Company.

     From time to time the Compensation Committee has adopted certain additional and/or different terms and conditions for the grant of Restricted Shares and Stock Units to Certain Personnel in certain non-U.S. jurisdictions (including to Japanese local employees or expatriates working in Japan) to permit such persons to qualify for favorable tax treatment under, or otherwise to comply with, the laws of such non-U.S. jurisdictions. In such cases the Company may not issue MSDW Shares corresponding to Stock Units and recipients may not have the ability to vote or the underlying MSDW Shares may not be subject to the restrictions on voting described under "Voting Restrictions and Arrangements" above. The Compensation Committee also has adopted certain additional and/or different terms and conditions for the grant of EIP Options to Certain Personnel in certain non-U.S. jurisdictions in order to permit such persons to qualify for favorable tax treatment under the laws of such non-U.S. jurisdictions.

     U.K. Profit Sharing Scheme

     The U.K. Profit Sharing Scheme provides that MSDW Shares awarded to the participants are held by a trustee in the name and on behalf of each participant for a period of two years from the date of such award (the "Retention Period"). Each participant is fully vested in, and is the beneficial owner of, the MSDW Shares held on his behalf as of the award date of the MSDW Shares. During the Retention Period, a participant may not assign, pledge or otherwise dispose of such MSDW Shares; however, a participant is able to instruct the trustee how to vote such MSDW Shares on his behalf.


     MAS Shares

     The MAS Shares are subject to the following transfer and other restrictions under the MAS Purchase Agreement. The MAS Shares issued to each Former MAS General Partner generally vest in accordance with the following vesting schedule:

        (i) one-sixth of such shares vested on January 3, 1996 (the "MAS Closing Date"); and

        (ii) one-sixth of such shares shall vest on each of the next five succeeding anniversaries of the MAS Closing Date (each date referred to in this clause (ii), a "Vesting Date");

provided, that no shares registered in the name of any Former MAS General Partner shall vest on any Vesting Date unless such Former MAS General Partner is actively employed by Morgan Stanley Asset Management Inc. ("MSAM") on such

Vesting Date pursuant to an employment agreement with MSAM, unless such failure to be so employed is (a) as a result of such Former MAS General Partner's death or disability, or (b) as a result of the termination of such Former MAS General Partner's employment by MSAM without "Cause" or by the Former MAS General Partner for "Good Reason," as such terms are defined in such employment agreement. Notwithstanding the foregoing, in the case described in clause (b) of the foregoing proviso, the continued vesting of shares as aforesaid shall be subject to the Former MAS General Partner's continued compliance with the noncompetition, nonsolicitation and confidentiality provisions of his or her employment agreement with MSAM for a period of one year from the date of termination of employment, or if shorter, for a period from the date of termination of employment to December 1, 2000. If the Former MAS General Partner does not comply continuously with the provisions for such period, any remaining unvested shares shall be forfeited as of the date of the first failure to so comply. Any shares so vested shall thereafter be free of any such vesting requirements, and any shares which are so forfeited shall be returned to the Company. Prior to vesting, all MAS Shares shall be nontransferable.

     In accordance with the MAS Voting Agreements, so long as a MAS General Partner is an employee of the Company or any of its subsidiaries, such MAS General Partner will be subject to the voting restrictions and procedures described in the first paragraph under "Voting Restrictions and Arrangements" above in this Item 6.

     VKAC Shares

     The Former VKAC Officers also acquired, in exchange for the contribution of their interests in VKAC to MSAMHII in conjunction with MSAMHII's acquisition of VKAC, shares of MSAMHII Convertible Preferred that were issued in four series (Series A through D) and are exchangeable into MSDW Shares. The Series A, Series B, Series C and Series D MSAMHII Convertible Preferred may be exchanged, in whole or in part at the option of the holder thereof, during a 30-day period beginning November 1, 1997, 1998, 1999 and 2000, respectively


(provided that the holder is an employee of the Company or any subsidiary thereof on the first day of the applicable exercise period). Each share of MSAMHII Convertible Preferred is exchangeable into 3.3915725 MSDW Shares, subject to adjustment from time to time to take into account certain events relating to the Company or the MSDW Shares that may occur, including stock dividends or distributions, stock splits, combinations or reclassifications, consolidations or mergers. Generally, the right of a holder to exchange shares of a series of the MSAMHII Convertible Preferred expires at the close of business on the last day of the exercise period applicable to such series. However, upon the occurrence of certain events, such as termination of employment without cause, death or long term disability, or a change of control of MSAMHII or the Company, the holder of the MSAMHII Convertible Preferred has the right to exchange shares of any series of MSAMHII Convertible Preferred for MSDW Shares, provided that the exercise period applicable to such series has not expired prior to the date of such event. The Merger constituted an event which entitled the holders of MSAMHII Convertible Preferred to exchange their MSAMHII Convertible Preferred for MSDW Shares.

     Pursuant to a Registration Rights Agreement dated as of October 31, 1996 among Morgan Stanley and the Former VKAC Officers, the Former VKAC Officers have certain limited registration rights in respect of MSDW Shares received upon an exchange of the MSAMHII Convertible Preferred and are subject to certain transfer restrictions on their shares of MSAMHII Convertible Preferred Stock.


Item 7.  Material to be Filed as Exhibits.
         ---------------------------------

     Certain of the following exhibits, as indicated parenthetically, were previously filed as exhibits to registration statements or reports filed by the Company or Morgan Stanley under the Securities Act or the Exchange Act, respectively, or reports filed by the Reporting Persons under the Exchange Act, and are hereby incorporated by reference to such statements or reports. The Exchange Act file number of the Company is 1-11758. Prior to the Merger, the Exchange Act file number of Morgan Stanley was 1-9085.

Exhibit A     Stockholders' Agreement dated February 14, 1986 among certain
              Reporting Persons and Morgan Stanley (Morgan Stanley's Annual
              Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit B     Form of Consent and Amendment dated as of January 31, 1996 between
              Morgan Stanley and certain signatories to the Stockholders'
              Agreement referred to in Exhibit A (Morgan Stanley's Annual Report on Form 10-K for the fiscal period ended November 30, 1995).

Exhibit C     Morgan Stanley Group Inc. 1986 Stock Option Plan, as amended and restated to date (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit D     Morgan Stanley Group Inc. Performance Unit Plan, as amended and restated to date (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).


Exhibit E     Morgan Stanley Group Inc. 1988 Equity Incentive Compensation Plan,
              as amended and restated to date (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit F     Morgan Stanley Group Inc. 1995 Equity Incentive Compensation Plan
              (Morgan Stanley's Proxy Statement for 1996 Meeting of
              Stockholders).

Exhibit G     Form of Nonqualified Stock Option Agreement Under the Morgan
              Stanley Group Inc. 1986 Stock Option Plan (Morgan Stanley's
              Registration Statement on Form S-8 (No. 33-42464)).

Exhibit H     Form of Award Agreement Under the Morgan Stanley Group Inc.
              Performance Unit Plan (Morgan Stanley's Registration Statement on
              Form S-8 (No. 33-42464)).

Exhibit I Form of Stock Unit Certificate Under the Morgan Stanley Group Inc. 1988 Equity Incentive Compensation Plan (previously filed as
              Exhibit V with Amendment No. 5 to the Reporting Persons' Schedule 13D dated December 31, 1990 relating to MS Shares).

Exhibit J     Form of Stock Option Certificate Under the Morgan Stanley Group
              Inc. 1988 Equity Incentive Compensation Plan (previously filed as
              Exhibit W with Amendment No. 5 to the Reporting Persons' Schedule
              13D dated December 31, 1990 relating to MS Shares).

Exhibit K     Form of Voting Agreement Under the Morgan Stanley Group Inc. 1988
              Equity Incentive Compensation Plan (previously filed as Exhibit X with Amendment No. 5 to the Reporting Persons' Schedule 13D dated
              December 31, 1990 relating to MS Shares).

Exhibit L     Trust Agreement between Morgan Stanley and State Street Bank and
              Trust Company dated March 5, 1991 (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit M     First Amendment to Trust Agreement dated April 3, 1996 between
              Morgan Stanley and State Street Bank and Trust Company (Morgan
              Stanley's Annual Report on Form 10-K for the fiscal year ended
              November 30, 1996).

Exhibit N     Second Amendment to Trust Agreement dated May 31, 1997 between the
              Company and State Street Bank and Trust Company. (previously filed as Exhibit O with Amendment No. 1 to the Reporting Persons'
              Schedule 13D dated May 31, 1997 relating to MS Shares).

Exhibit O     Voting Agreement among Morgan Stanley, State Street Bank and Trust
              Company and Other Persons Signing Similar Agreements dated March
              5, 1991 (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).





Exhibit P     Trust Deed and Rules of the Morgan Stanley International Profit
              Sharing Scheme dated November 12, 1987 of the Company, Morgan
              Stanley International and Noble Lowndes Settlement Trustees
              Limited (Morgan Stanley's Annual Report on Form 10-K for the fiscal year ended January 31, 1993).

Exhibit Q     Trust Deed and Rules of the Morgan Stanley UK Group Profit Sharing
              Plan dated November 3, 1998 of the Company, Morgan Stanley UK
              Group, Morgan Stanley International Incorporated and Noble Lowndes
              Settlement Trustees Limited. (The Company's Annual Report on Form
              10-K for the fiscal year ended November 30, 1998.)

Exhibit R     Amendment to Trust Deed and Rules of Morgan Stanley UK Group
              Profit Sharing Plan (adopted September 25, 1998) (The Company's
              Annual Report on Form 10-K for the fiscal year ended November 30, 1998.)

Exhibit S     Amendments to the Rules of the Morgan Stanley UK Group Profit
              Sharing Plan (adopted October 30, 1998) (The Company's Annual
              Report on Form 10-K for the fiscal year ended November 30, 1998.)

                                  Schedule I



                         RIGHTS TO ACQUIRE MSDW SHARES
                         -----------------------------

     As of March 20, 1999 (60 days from January 19, 1999), 1,947 Reporting Persons have the right to acquire 27,063,452 MSDW Shares pursuant to the exercise of options. No Reporting Person individually has options presently exercisable covering more than 1% of the MSDW Shares outstanding as of the date hereof.


                                  Schedule II

                              RECENT TRANSACTIONS
                              -------------------

     During the period of 60 days preceding January 19, 1999, 171 Reporting Persons sold an aggregate of 948,053 MSDW Shares at average prices ranging from $59.08 to $87.28 per MSDW Share, and/or effected a transfer by gift of an aggregate of 189,425 MSDW Shares. Such sales were effected pursuant to exemptions under the Securities Act of 1933, as amended. During such period, no Reporting Person individually disposed of a number of MSDW Shares exceeding 1% of the MSDW Shares outstanding.

     During such period, no Reporting Person individually acquired MSDW Shares in excess of 1% of the MSDW Shares outstanding.


     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Date:  March 22, 1999


                                                By:  /s/ Martin M. Cohen
                                                     ------------------------
                                                         Martin M. Cohen
                                                         Attorney-in-Fact